As filed with the Securities and Exchange Commission on May 11, 2026

Registration No. 333-292761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED HEALTH PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	3842	84-1517723
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

520 Fellowship Road, Suite #D-406

Mt. Laurel, NJ 08054

(475) 755-1005

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Brian Thom

Chief Executive Officer

520 Fellowship Road, Suite #D-406

Mt. Laurel, NJ 08054

(475) 755-1005

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gavin Grusd, Esq.

Dominick Ragno, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza

15th Floor, East Tower

Uniondale, NY 11556

(516) 663-6600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 15, 2026, United Health Products, Inc. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-292761) (the “Registration Statement”). The Registration Statement was declared effective by the SEC on January 30, 2026. This post-effective amendment (the “Amendment”) to the Registration Statement is being filed to (i) update the Registration Statement to include information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, that was filed on April 15, 2026; and (ii) update certain other information in the Registration Statement. The information included in this filing amends the Registration Statement and prospectus contained therein.

No additional securities are being registered under this Amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 11, 2026

PRELIMINARY PROSPECTUS

UNITED HEALTH PRODUCTS, INC.

25,669,288 Shares of Common Stock for Resale by the Selling Security Holder

This prospectus relates to the offer and resale of up to 25,669,288 shares of our common stock, par value $0.001 per share, that we may issue to Alumni Capital LP (“Alumni”), which is comprised of the following: (i) 15,000,000 shares of common stock that we may sell and issue to Alumni, from time to time, pursuant to an Any Market Purchase Agreement we entered into with Alumni on December 16, 2025 (the “AMPA”); (ii) 3,484,321 shares of the Company’s common stock at a price of $0.07462 per share (subject to certain adjustments) issuable upon the exercise of a Commitment Warrant issued to Alumni in connection with the AMPA (the “Commitment Warrant”); and (iii) 7,184,967 shares of common stock issuable upon the conversion of a senior convertible promissory note in the principal amount of $289,267, at an initial conversion price of $0.06039 per share (subject to certain adjustments)  (the “Convertible Note”), pursuant to a Securities Purchase Agreement entered into with Alumni on December 16, 2025 (the “Securities Purchase Agreement”). Alumni is also sometimes referred to in this prospectus as the selling security holder.

Alumni may, from time to time, sell any or all of its shares of our common stock on the OTCQB or any other stock exchange, market or trading facility on which the shares of our common stock are quoted or traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling security holder will not pay any offering expenses. We will not receive any proceeds from the sale of the shares of common stock by the selling security holder. However, we may receive proceeds from the sale of shares of our common stock, if any, that we elect to sell to Alumni pursuant to the AMPA, as well as from the exercise of the Commitment Warrant to the extent such warrant is exercised for cash. For additional information on the possible methods of sale that may be used by the selling security holder, you should refer to the section of this prospectus entitled “Plan of Distribution.”

All costs incurred in the registration of the shares are being borne by the Company. Our common stock is currently quoted on the OTCQB, under the stock symbol “UEEC”.

On May 8, 2026, the last price per share that our common stock was quoted at was $0.69 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 11 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2026.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “likely,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this prospectus, particularly in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and include statements regarding the intent, belief or current expectations of our management that are subject to known and unknown risks, uncertainties and assumptions. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of such statements, and although we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted a thorough inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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ABOUT THIS PROSPECTUS

Unless the context indicates otherwise in this prospectus, the terms “UHP,” the “Company,” “we,” “our” or “us” in this prospectus refer to United Health Products, Inc. unless otherwise specified.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus may also add, update or change information contained or incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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RISK FACTOR SUMMARY

The following is a summary of the principal risks that could adversely affect our business, operations, and financial results. A more thorough discussion of these and other risks are listed under the section entitled “Risk Factors” commencing on page 11.

Risks Relating to this Offering

•	It is not possible to predict the actual number of shares we will sell to Alumni under the AMPA, or the actual gross proceeds resulting from those sales.

•	The terms of the AMPA limit the total value of shares we may issue to Alumni, which may limit our ability to utilize the arrangement to enhance our cash resources.

•	Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Alumni pursuant to the AMPA.

Risks Related to our Business

•	We have a history of operating losses and we may continue to lose money in the future.

•	We can provide no assurances that the FDA will approve our Class III application for internal surgical procedures in the U.S. market for our CelluSTAT® product.

•	No assurances can be given that our plans to penetrate certain market segments will be successful.

•	We can provide no assurances that ongoing discussions with potential commercial partners and acquirers will result in the occurrence of a specific transaction.

•	We will need additional financing to execute our business plan and fund operations, which may not be available.

•	There is no guarantee of market acceptance of our CelluSTAT Hemostatic Gauze.

•	We may be dependent upon commercial relationships to conduct our operations and implement our strategy.

•	We could experience difficulties in our supply chain.

•	We are currently dependent on one hemostatic gauze product to generate income in the future.

•	Our business may suffer if we do not attract and retain talented personnel.

•	We may not be able to adequately protect our technologies or intellectual property rights.

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We have identified various material weaknesses in our internal control over financial reporting which could affect our ability to timely and accurately report our results of operations and financial condition. These material weaknesses may not have been fully remediated as of the date of this prospectus and we cannot assure you that other material weaknesses will not be identified in the future.

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Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. This could make it more difficult for us to raise funds and adversely affect our relationships with creditors, investors and suppliers.

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Risks Related to Government Regulation

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We are subject to extensive regulation by the FDA and must comply with the regulations of the FDA (including after the potential receipt of an FDA PMA), as well as state, local and applicable international regulations. Failure to do so could harm our business.

•	The healthcare industry is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages.

•	Failure to comply with laws or government regulations could result in penalties.

General Risk Factors

•	We are subject to the reporting requirements of the federal securities laws, which can be expensive.

•	Public company compliance requirements may make it more difficult to attract and retain officers and directors.

•	There exist risks to stockholders relating to dilution: authorization of additional securities and reduction of percentage share ownership following investment.

•	Our stock price may be volatile.

•	We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to changes in the value of our common stock.

•	There is currently no established market for our common stock, and we cannot ensure that one will ever develop or be sustained.

•	Our common stock is deemed a “penny stock”, which may make it more difficult for our investors to sell their shares.

•	Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 11, and the financial statements and related notes and the other information included in this prospectus.

Overview

United Health Products, Inc. develops, manufactures, and markets a patented hemostatic gauze for the healthcare and wound care sectors. Our gauze product, CelluSTAT® (formerly branded as HemoStyp), is derived from cotton and designed to absorb exudate/drainage from superficial wounds and help control bleeding. We are in the process of seeking regulatory approval to sell our hemostatic gauze product line into the U.S. Class III human surgical markets.

Developments

FDA Updates

We are continuing on our path to seek FDA Premarket Approval (PMA) for our CelluSTAT Hemostatic Gauze products to implement our business strategy.

In March 2024, we submitted a full application for Premarket Approval to the FDA. The FDA responded in June 2024 with a “Deficiencies Letter” listing approximately 40 specific comments and requests for additional information covering the device description, sterility & shelf life, clinical & performance testing, and biocompatibility sections of the PMA application.

From September 23 through October 4, 2024, the FDA conducted a Bioresearch Monitoring Program (BIMO) Inspection of our records and procedures relating to our 2019 clinical study, following which the FDA delivered its Inspectional Observations on Form 483.

In October 2024, the Company and FDA conducted a virtual meeting to discuss the Deficiencies Letter and our follow-up questions. During the discussion, the Company noted the results of its 2019 clinical trial involving 232 patients (of whom 118 were treated with its hemostatic gauze) that showed statistically superior performance in time to hemostasis using CelluSTAT over Ethicon’s Surgicel Original, the standard of care. The study results also showed no evidence of heterogeneity of results across procedure categories, surgeons, or clinical sites, indicating both poolability and generalizability of study results. The Company also noted that none of the adverse events that occurred during the study were attributable to its hemostatic gauze product.

Notwithstanding the safety record from the original clinical study, the FDA requested more data to confirm the safety and effectiveness of CelluSTAT in surgical procedures in the intestinal and thoracic organ space, where the FDA was concerned that organ movement could impact the post-operative stability of a hemostat and where observation of post operative rebleeding is more difficult. To address this concern, we have proposed conducting a supplemental study, with patients undergoing open surgical procedures within the intestinal and thoracic organ space.

On October 25, 2024, we submitted our response to the FDA’s observations. On March 24, 2025, the FDA issued a Warning Letter that described five violations of applicable regulations that occurred during the planning and execution of the 2018-19 clinical study. These violations included: 1) failure to submit an IDE application to the FDA and failure to obtain FDA approval prior to beginning an investigation for which FDA’s approval is required, 2) failure to ensure proper monitoring of the investigation, 3) failure to monitor and ensure clinical investigators’ compliance with the study protocol and failure to terminate investigator’s participation in the study following non-compliance, 4) failure to immediately conduct an evaluation of any unanticipated adverse device effects and failure to report results of such an evaluation to the FDA and to the appropriate IRB, and 5) failure to maintain accurate, complete, and current device shipment and disposition records.

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In response to the Warning Letter we conducted an analysis and investigation into root causes of these violations and developed Corrective and Preventative Actions (CAPAs) to address them, which we submitted to the FDA on April 14, 2025. In addition, we engaged an external monitor to review certain of the clinical data gathering during the clinical trial to report on the accuracy and reliability of the data, which we also submitted to the FDA in June and September 2025.

On December 10, 2025, the FDA issued a CAPA Assessment Letter that provided feedback on our response to the Warning Letter and our proposed CAPAs to address the violations that occurred during the 2019 study. In the letter, the FDA sought additional detail surrounding the Company’s 2018 correspondence with the WCG Institutional Review Board (IRB) regarding its approval of our clinical study, specifically relating to the FDA’s findings that the Company had modified certain FDA correspondence that it had presented to the IRB. In addition, FDA recommended that UHP conduct an audit of our processes, procedures and personnel (both internal and outside consultants) to ensure that the Company is able to ensure good clinical practices (GCP) when conducting a clinical study.

On January 5, 2026 we submitted to the FDA revised CAPAs and a proposal to conduct the recommended GCP Audit, and on February 16, 2026 submitted a report on our investigation of the 2018 IRB communications and a proposal for a third party monitor of our communications with the FDA and any IRB going forward to ensure the accuracy and regulatory compliance in these communications. On March 4, 2026 we held a Submission Issue Request (“SIR”) videoconference with the FDA to confirm their approval of our proposed collaboration with an established hemostatic device company wherein this company could serve as substitute Sponsor in a new pivotal IDE study of our CelluSTAT product, which the FDA did approve. On March 6, 2026, the FDA communicated their approval of the external audit firm that we had proposed on February 16 to conduct a GCP Audit of our procedures, process and personnel. This audit is expected to be completed by the end of July, 2026.

The timing to resolve the FDA Warning Letter is uncertain and we may not proceed with the clinical study requested by the FDA until its resolution. However, we are in discussions with the FDA and with potential corporate partners regarding a collaboration that would allow a partner to serve as substitute Sponsor of a CelluSTAT study, with UHP having an exclusive Rights to Reference to the study data for inclusion in a future PMA application. This plan would allow the study to be conducted concurrently with our ongoing efforts to resolve the Warning Letter, including the above mentioned GCP Audit.

There can be no assurance that our planned PMA application will be approved.

Our CelluSTAT Gauze Products

CelluSTAT Hemostatic Gauze (formerly branded as HemoStyp) is a natural substance created from chemically treated cellulose derived from cotton. It is an effective hemostatic agent registered with the FDA for superficial use under a 510(k) approval obtained in 2012 to help control bleeding from open wounds and body cavities. The CelluSTAT hemostatic material contains no chemical additives, thrombin, collagen or animal-derived products, and is hypoallergenic. When the product comes in contact with blood it expands slightly and quickly converts to a translucent gel that subsequently breaks down into cellulose and salts. Because of its benign impact on body tissue and the fact that it degrades to non-toxic end products, CelluSTAT does not impede the healing of body tissue as compared to certain competing hemostatic products.

CelluSTAT hemostatic gauze is a flexible, silk-like material that is applied by placing the gauze onto the bleeding tissue. The supple material can be easily folded and manipulated as needed to fit the size of the wound or incision. In surface bleeding and surgical situations, the product quickly converts to a translucent gel that allows the physician or surgeon to monitor the coagulation process. The gel maintains a neutral pH level, which avoids damaging the surrounding tissue. In superficial bleeding situations, CelluSTAT can be bonded to an adhesive plastic bandage or integrated into a traditional gauze component to address a broad range of needs, including traumatic bleeding injuries and prolonged bleeding following hemodialysis.

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Potential Target Markets

Our CelluSTAT material is currently cut to several sizes and configurations. While we have paused our commercial activities to focus on our Class III PMA application, our potential customer base includes, without limitation, the following:

•	Hospitals and Surgery Centers for all Internal Surgical usage (in the event we obtain FDA Class III approval)
•	Hospitals, Clinics and Physicians for external trauma
•	EMS, Fire Departments and other First Responders
•	Military Medical Care Providers
•	Hemodialysis centers
•	Nursing Homes and Assisted Living Facilities
•	Dental and Oral & Maxillofacial Surgery Offices
•	Veterinary hospitals

Primary Strategy

Our CelluSTAT technology received an FDA 510(k) approval in 2012 for use in external or superficial bleeding situations and we believe there is an opportunity for CelluSTAT products to address unmet needs in several medical applications that represent attractive commercial opportunities. However, the Class III human surgical markets, both domestic and international, represent the most attractive market for our products due to the smaller number of competitors offering Class III approved hemostatic agents and the resulting premium pricing for products that can meet the demanding requirements of the human surgical environment. We believe that our extensive laboratory testing and our completed human trial indicate that the CelluSTAT technology could successfully compete against established Class III market participants, and could gain a significant market share. As described above, we are in the process of seeking FDA pre-market approval for our CelluSTAT product. There can be no assurance that an FDA PMA will be granted.

In anticipation of receiving a Class III PMA (which cannot be assured), we are evaluating paths to rapidly develop and grow our revenue and profits in all target market segments, with the objective of maximizing shareholder value. We do not intend to pursue the full commercialization of our products independently nor to remain an independent company in the long term. Options under consideration include (i) a sale or merger of the Company with an industry leader in the wound care and surgical device sectors, which may include a pre-sale collaboration on commercialization and distribution and (ii) one or more commercial partnerships with established market participants, without any specific, associated sale or merger transaction.

The Company has been contacted by several medical technology companies that are active in the surgical equipment and hemostatic products sectors, and who have expressed an interest in the Company’s products and business strategy. We continue to evaluate the potential commercial partnerships in anticipation of an FDA decision on our Class III PMA application. No assurances can be given that the Company will identify any commercialization candidate(s) or enter into a transaction.

 Manufacturing and Packaging of our Products

The Company’s products will be manufactured to our specifications through a contract manufacturing arrangement with an FDA certified supplier that maintains stringent quality control protocols to assure the uniformity and quality of all of our gauze products. Information on the manufacturing process and our manufacturer’s facility has been submitted as part of our PMA submission. Our gauze products are cut to size, packaged and sterilized by service providers in the United States.

Patents and Trademarks

Our hemostatic gauze technology is protected through patents granted by the U.S. Patent and Trademark Office, which protection currently runs through 2029.

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The Company has registered trademarks and trademark applications for the following product formats:

•	BooBoo Strips
•	HEMOSTYP
•	The Ultimate Bandage
•	Hemostrip
•	CelluSTAT
•	Nik Fix

Summary of Alumni Transaction

On December 16, 2025, the Company entered into the Securities Purchase Agreement with Alumni Capital LP (“Alumni”), pursuant to which Alumni provided a loan to the Company in the amount of $289,267 on a 15% original discount basis, evidenced by a senior convertible promissory note (the “Note”). The Company received net proceeds of $250,000. The Note bears no interest and matures on December 31, 2026. Subject to the terms of the Note, Alumni may convert the outstanding principal and accrued interest into shares of the Company’s common stock at the Conversion Price of $0.06039 per share. Alumni has agreed to limit its beneficial ownership of the Company’s common stock to less than 9.99% of the Company’s outstanding shares. In connection with the transaction, the Company entered into a registration rights agreement requiring the Company to register the resale of shares underlying the Note.

On the same date, the Company entered into an Any Market Purchase Agreement (“AMPA”) with Alumni. Under the AMPA, the Company has the right, but not the obligation, to sell to Alumni, up to an aggregate of $4,000,000  in value of the Company’s common stock from time to time through December 31, 2027, subject to terms and conditions of the agreements. The purchase price of shares sold under the AMPA is based on a discount to the volume-weighted average price of the Company’s common stock over a specified trading period prior to each purchase notice. In connection with the AMPA, the Company issued Alumni a five-year warrant to purchase up to 3,484,321 shares of the Company’s common stock at an exercise price of $0.07462 per share.

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Corporate Information

United Health Products, Inc. was incorporated under the laws of the State of Nevada on February 5, 1997. Our principal executive office is located at 520 Fellowship Road, Suite #D-406, Mt. Laurel, NJ 08054 and our corporate telephone number is (475) 755-1005. Our website is www.uhpcorp.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

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THE OFFERING

This prospectus relates to the offer and resale of up to 25,669,288 shares of our common stock, par value $0.001 per share. All of the shares, when sold, will be sold by the selling security holder. The selling security holder may sell its shares of common stock from time to time at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. We will not receive any proceeds from the sale of shares of our common stock by the selling security holder. However, we may receive proceeds from the sale of shares of our common stock, if any, that we elect to sell to the selling security holder pursuant to the AMPA, as well as from the exercise of the Commitment Warrant to the extent such warrant is exercised for cash.

Shares offered by the selling security holder

Up to an aggregate of 25,669,288 shares of our common stock, which consists of the following: (i) 15,000,000 shares of common stock that we may sell and issue to Alumni from time to time pursuant to the AMPA; (ii) the 3,484,321 shares of our common stock issuable upon the exercise of the Commitment Warrant; and (iii) 7,184,967 shares of common stock issuable upon the conversion of the Convertible Note.

Common stock outstanding prior to this offering	258,690,253 shares of common stock.

Common stock to be outstanding after this offering

284,359,541 shares of common stock (assuming the issuance of the maximum number of shares of common stock that may be issued pursuant to the AMPA, upon the exercise of the Commitment Warrant, and upon the conversion of the Convertible Note, and assuming no other issuances of shares of common stock).

Use of proceeds

The selling security holder will receive all of the proceeds from the sale of the shares of our common stock offered for resale under this prospectus. We will not receive any proceeds from the resale of the shares by the selling security holders. We may receive proceeds from sales of shares of our common stock, if any, that we elect to sell to Alumni pursuant to the AMPA, as well as from the exercise of the Commitment Warrant, to the extent such warrant is exercised for cash. We cannot predict the number or value of any shares that we may sell to Alumni under the AMPA, or if, when, or in what amounts the Commitment Warrant may be exercised. The Commitment Warrant may expire unexercised or may be exercised on a cashless basis, in which event we would not receive any cash proceeds. See “Use of Proceeds.”

Risk factors

Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 11 and the other information included or incorporated by reference into this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Market symbol and trading	Our common stock is quoted on the OTCQB under the ticker symbol “UEEC.”

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RISK FACTORS

This prospectus contains forward-looking statements that involve risks and uncertainties. Our business, operating results, financial performance, and share price may be materially adversely affected by a number of factors, including but not limited to the following risk factors, any one of which could cause actual results to vary materially from anticipated results or from those expressed in any forward-looking statements made by us in this prospectus or in other reports, press releases or other statements issued from time to time. Additional factors that may cause such a difference are set forth elsewhere in this prospectus. Forward-looking statements speak only as of the date of this prospectus. We do not undertake any obligation to publicly update any forward-looking statements.

RISKS RELATING TO THIS OFFERING

It is not possible to predict the actual number of shares we will sell to Alumni under the AMPA, or the actual gross proceeds resulting from those sales.

Alumni has committed to purchase up to $4 million of shares of our common stock, subject to certain limitations and conditions set forth in the AMPA. The shares of our common stock that may be issued under the AMPA may be sold by us to Alumni at our discretion from time to time throughout the term of the agreement. We generally have the right to control the timing and amount of any sales of our shares of common stock to Alumni under the AMPA. Sales of our common stock, if any, to Alumni under the AMPA will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Alumni all, some or none of the shares of our common stock that may be available for us to sell to Alumni pursuant to the AMPA.

Because the per share purchase price that Alumni will pay for shares of our common stock in any transaction that we may elect to effect pursuant to the AMPA will be equal to the lowest two volume weighted average prices of our common stock during the five business days, multiplied by 90%, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to Alumni under the AMPA, the purchase price per share that Alumni will pay for such shares, or the aggregate gross proceeds that we will receive from such purchases.

The terms of the AMPA limit the amount of shares we may issue to the Alumni, which may limit our ability to utilize the arrangement to enhance our cash resources.

The AMPA includes restrictions on our ability to sell shares of our common stock to Alumni, including if a sale would cause Alumni to beneficially own more than 4.99% (or up to 9.99% by mutual agreement of the Company and Alumni) of our issued and outstanding shares of common stock, subject to possible adjustment. Accordingly, we cannot guarantee that we will be able to sell the full number of shares that Alumni has committed to purchase, if any. If we cannot sell the full amount of shares that Alumni has committed to purchase under the AMPA because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Alumni pursuant to the AMPA.

We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares of our common stock by the selling security holder. However, we will receive proceeds from the sales, if any, of shares of our common stock to Alumni under the AMPA. Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Alumni pursuant to the AMPA and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and we may continue to lose money in the future.

We have a history of operating losses and we may continue to lose money in the future. For the years ended December 31, 2025 and 2024, the Company had a net loss of $2,669,348 and $2,001,733, respectively. We may continue to lose money in the future, and we will rely on financing to fund our business strategy for the foreseeable future as discussed in the Risk Factor “We will need additional financing to execute our business plan and fund operations, which may not be available”.

We can provide no assurances that the FDA will approve our Class III application for internal surgical procedures in the U.S. market for our CelluSTAT® product.

We are reliant on receiving Premarket Approval (PMA) from the FDA for our CelluSTAT product in order to implement our business strategy of targeting the surgical market. If we do not obtain a PMA for our CelluSTAT product, we will have to materially change our strategy, which we cannot assure we would be successful in doing. We filed our initial PMA application with the FDA in 2021, and after addressing FDA comments in the ensuing years following the COVID pandemic, we submitted our revised PMA application to the FDA in March 2024. The FDA responded, notifying us of certain violations relating to the conduct of our 2019 clinical study and other deficiencies in our PMA application, which we continue to address. See Item 1 “Business - Developments”.

We cannot be assured that our CelluSTAT product will meet the FDA requirements for Premarket Approval or that we will ever receive the requisite PMA to be able to commercialize our CelluSTAT product in the U.S. human surgical market.

No assurances can be given that our plans to penetrate certain market segments will be successful.

We continue to believe that the Class III surgical markets, both domestic and international, represent the most attractive market for our products due to the limited competition from other Class III approved Oxidized Regenerated Cellulose (ORC) products and the resulting premium pricing for hemostatic agents that can meet the demanding requirements of the human surgical environment. As of the filing date of this prospectus, the FDA review process is ongoing. In the event we receive Class III approvals, which cannot be assured, we are evaluating the best paths to grow our revenue and profits in all potential markets, which could include one or more commercial partnerships and licensing agreements with established market participants or an acquisition/merger agreement with any such participants, each as an alternative to raising the necessary capital to establish and grow our own marketing and distribution capabilities via organic growth. We will carefully evaluate the returns on investment to create shareholder value of each of these strategies. No assurances can be given that our plans to penetrate all market segments or be acquired/merged with an established market participant will be successful on terms satisfactory to us, if at all.

We can provide no assurances that ongoing discussions with potential commercial partners and acquirers will result in the occurrence of a specific transaction.

The Company has been contacted by several medical technology companies that are active in the surgical equipment and hemostatic products sectors, and who have expressed an interest in the Company’s products and business strategy. In response to these inbound contacts, and to maximize shareholder value, the Company continues to consider a range of strategic alternatives, which include, without limitation, entering into one or more commercial and distribution partnerships, a sale of the Company or a standalone growth plan. There can be no assurances that any specific transaction will occur as a result of these discussions. No assurances can be given that the Company will identify a suitable acquisition or commercialization partnership candidate(s) or complete any transaction on terms that are in the best interests of shareholders.

We will need additional financing to execute our business plan and fund operations, which may not be available.

We currently have a working capital deficit, minimal cash and limited sales of our products. As a result of the Company’s financial position, we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success will depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be on terms that are acceptable to us.

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We will pursue required additional capital through various means, including commercial collaborations and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing shareholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities. The issuances of incentive awards under existing and future employee incentive plans, may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital raising and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which may adversely impact our financial condition.

Our ability to obtain needed financing may be impaired by such factors as capital markets disruptions, both generally and specifically relating to the healthcare industry, and events that have a negative impact on existing and potential investors or funding sources. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs we may be required to cease operations.

There is no guarantee of market acceptance for our CelluSTAT Hemostatic Gauze.

Our success is dependent on market acceptance of our hemostatic gauze products. We cannot be certain that healthcare professionals and purchasing decision makers will conclude that our products offer a superior performance or value proposition, in any or all of the target markets we have identified, or that we will attain the level of market acceptance necessary to generate adequate revenues to cover our business costs and generate a return for investors.

We may be dependent upon commercial relationships to conduct our operations and implement our strategy.

Our proposed strategy includes the use of distribution and commercial partnerships to market and sell our hemostatic gauze products. We currently do not have any such commercial relationships. We may not be able to establish these relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If these relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations. We can provide no assurances that distribution agreements will be entered into on terms satisfactory to us, if at all, or that our operations will be profitable as a result of these distribution agreements.

We could experience difficulties in our supply chain.

Our regenerated cellulose products are manufactured in Asia and packaged and sterilized in the United States to our specifications. Unforeseen events at any manufacturing or packaging location may result in a disruption of deliveries that could negatively impact our ability to supply our customers and generate revenues. While we intend to maintain significant supplies of finished product inventory, any prolonged disruption at one of our manufacturers’ facilities could have a material adverse impact on our operations and business.

We are currently dependent on one hemostatic gauze product to generate income in the future.

The Company’s hemostatic gauze products are currently our sole source of potential revenue in the future. While we have multiple formats of this product and hope to access new markets upon receipt of a Class III PMA, we cannot provide assurance that our product will be accepted by potential customers or that new, superior hemostatic technologies will not be introduced that negatively impact the market perceptions of our own products. Unless we are able to develop or acquire additional product lines, the failure to develop a commercial market for this product line will materially adversely affect our operations.

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Our business may suffer if we do not attract and retain talented personnel.

Our success will depend in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of our management and other personnel in conducting our intended business. In addition, we depend on management and strategic consultants to correctly interpret and respond to market data, economic and other conditions to locate and adopt appropriate business opportunities. Currently, our management consists solely of our Chief Executive Officer, who is also serving as our acting Chief Financial Officer. As a result, we are highly dependent on the continued service and performance of a single individual, and the loss, incapacity or unavailability of this individual could have a material adverse effect on our business, financial condition and results of operations. In addition, the concentration of management responsibilities in one individual may result in limited internal controls, reduced segregation of duties, and increased operational risk. We intend to ensure that management and any key personnel are appropriately compensated; however, their continued service to the Company cannot be guaranteed. If we are unable to attract and retain additional key management personnel and enter into satisfactory employment and other agreements, our business may be adversely affected.

We may not be able to adequately protect our technologies or intellectual property rights.

Our ability to achieve commercial or strategic success will depend in part on maintaining patent protection and trade secret protection of our technologies as well as successfully defending our intellectual property against third-party challenges. We will only be able to protect our technologies from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. Additionally, legal enforcement of intellectual property rights is costly and we may not have the financial resources to take the necessary legal action to protect our rights.

If our intellectual property positions are challenged, invalidated, circumvented, or expire, or if we fail to prevail in future intellectual property litigation, our business could be adversely affected. We have created multiple variations of our gauze product and will protect each of these new generation platforms and product with additional intellectual property. Our success depends in part on our ability to defend our intellectual property rights. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and often involve complex legal, scientific, and factual questions. Third parties may seek to challenge, invalidate, or circumvent our intellectual property rights. In addition, our patent positions might not protect us against competitors with similar products or technologies because competing products or technologies may not infringe our patents. Also, there are third parties who have patents or pending patent applications that they may claim necessitate payment of a royalty or prevent us from commercializing our patent in certain territories. Patent disputes are frequent, costly and can preclude, delay, or increase the cost of commercialization of products.

We have identified various material weaknesses in our internal control over financial reporting which could affect our ability to timely and accurately report our results of operations and financial condition. These material weaknesses may not have been fully remediated as of the filing date of this prospectus and we cannot assure you that other material weaknesses will not be identified in the future.

Our Chief Executive Officer has concluded that, as of December 31, 2025, we had material weaknesses in our internal controls over financial reporting and that, as a result, our disclosure controls and procedures and our internal controls over financial reporting were not effective at such date. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that creates a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In addition, we believe that we continued to have material weaknesses in our internal control over financial reporting subsequent to December 31, 2025. See “Controls and Procedures” under Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2025 for a detailed discussion of the material weaknesses identified as of December 31, 2025 and possible material weaknesses as of subsequent periods. Although we are in the process of implementing remedial measures to address all of the identified material weaknesses, our assessment of the impact of these measures has not been completed as of the filing date of this prospectus, and we cannot assure you that these measures will be adequate. Moreover, we cannot assure you that additional material weaknesses in our internal control over financial reporting will not arise or be identified in the future.

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As a result, we must continue to improve our operational, information technology, and financial systems, infrastructure, procedures, and controls, as well as continue to expand, train, retain, and manage our employee base. Any failure to do so, or any difficulties we encounter during implementation, could result in additional material weaknesses or in material misstatements in our financial statements. These misstatements could result in a future restatement of our financial statements, could cause us to fail to meet our reporting obligations, or could cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. This could make it more difficult for us to raise funds and adversely affect our relationships with creditors, investors and suppliers.

Our auditors believe that substantial doubt exists regarding our ability to remain in business. We cannot provide any assurance that we will in fact operate our business profitably or obtain sufficient financing to sustain our business in the event we are not successful in our efforts to generate sufficient revenue and operating cash flow. The expression of such doubt by our independent registered public accounting firm or our inability to overcome the factors leading to such doubt could have a material adverse effect on our relationships with prospective customers, creditors, investors and suppliers, and therefore could have a material adverse effect on our business.

RISKS RELATED TO GOVERNMENT REGULATION

We are subject to extensive regulation by the FDA and must comply with the regulations of the FDA (including after the potential receipt of an FDA PMA), as well as state, local and applicable international regulations. Failure to do so could harm our business.

Our CelluSTAT products are subject to extensive regulation by the FDA. These regulations relate to manufacturing, labeling, sale, promotion, distribution and shipping. Before a new medical device, or a new intended use of a legally marketed device, can be marketed in the United States, it must be cleared or approved by the FDA through the applicable 510(k) premarket notification submission, granting of a de novo request, or Premarket Approval (PMA)), unless an exemption applies. The clearance and approval process is expensive, time-consuming, and uncertain. Failure to comply with applicable regulatory requirements of the FDA can result in an enforcement action, which could include a variety of sanctions, including fines, injunctions, civil penalties, recall or seizure of our products, operating restrictions, partial suspension, or total shutdown of production and criminal prosecution. The FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, that may prevent or delay approval or clearance of our products or impact our ability to modify our products after clearance on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain clearance for our products, increase the costs of compliance or restrict our ability to maintain products after clearance.

The FDA has substantial discretion in the PMA approval process. The FDA can limit or deny approval of a product for many reasons, including, but not limited, to:

•	a product may not be deemed to be safe and effective;

•	the FDA may not find the data from clinical trials and preclinical studies sufficient;

•	the opportunity for bias in the clinical trials as a result of the open-label design may not be adequately handled and may cause our trial to fail;

•	the FDA may not approve suppliers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

In addition, regulatory clearance or approval by the FDA does not ensure registration, clearance, approval, or certification by comparable foreign regulatory authorities. Complying with foreign regulatory requirements, including obtaining registrations, clearances, approvals, or certifications, can be expensive and time consuming, and we may not receive regulatory clearances, approvals, or certifications in each country or region in which we plan to market our products or we may be unable to do so on a timely basis. In turn, this could limit our ability to expand into international markets, which could have a material adverse effect on our business, financial condition, and results of operations.

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The healthcare industry is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages.

The healthcare industry is generally subject to extensive regulatory requirements. Adhering to these requirements generally carries significant costs to industry participants, including our Company. Given our limited financial resources, these significant costs may adversely affect our business and financial results. If we are unable to pass on these costs through our product pricing they would negatively impact our profit margin.

Healthcare insurance legislation may lead to unintended adverse effects for businesses involved in our industry. New legislation that gives the Federal government greater regulatory powers may lead to negative consequences for certain aspects of our business. The full scope of the ongoing uncertainty in healthcare related legislation may not be known for several years, making it difficult to predict the future consequences that would create challenges to our Company, or if we can overcome them.

Failure to comply with laws or government regulations could result in penalties.

Certain government requirements for technologies in the healthcare market may require licensure or mandatory minimum standards relating to the provision of products and services. Failure to comply with these requirements could materially affect our ability to expand into new or existing markets. Future regulatory developments may also cause disruptions to our operations.

GENERAL RISK FACTORS

We are subject to the reporting requirements of the federal securities laws, which can be expensive.

We are a public reporting company and, accordingly, subject to the information and reporting requirements of the Exchange Act and other federal and state securities laws, including compliance with the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders significantly increase our operating costs.

It is time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal control’s requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications required by that Act.

Public company compliance requirements may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. Compliance with the new rules and regulations increases our operating costs and makes certain activities more time-consuming and costly than if we were not a public company. As a public company, these new rules and regulations make it more difficult and expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

There exist risks to stockholders relating to dilution: authorization of additional securities and reduction of percentage share ownership following investment.

To the extent that additional shares of common stock are issued, our existing stockholders would experience dilution of their respective ownership interests in the Company. Additionally, if the Company issues a substantial number of shares of common stock in connection with or following an investment, a change in control of the Company may occur which may affect, among other things, the Company’s ability to utilize net operating loss carry forwards, if any. Furthermore, the issuance of a substantial number of shares of common stock may adversely affect prevailing market prices for our common stock and could impair the Company’s ability to raise additional capital through the sale of its equity securities. The Company has in the past and may in the future compensate certain consultants and other service providers using our shares of common stock, which would result in further dilution for our existing stockholders.

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Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	changes in the healthcare industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	our ability to execute our business plan;
•	operating results that fall short of expectations;
•	loss of certain material strategic relationships;
•	regulatory developments;
•	economic and other external factors, including among others, effects on the markets; and
•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to changes in the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of cash dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, return on investment will only occur if our stock price appreciates.

There is currently no established market for our common stock, and we cannot ensure that one will ever develop or be sustained.

The Company’s common stock is quoted on the OTCQB. Management considers the market for our common stock to be limited. We can provide no assurances that an established trading market for our common stock will exist in the future.

Our common stock is deemed a “penny stock”, which may make it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. Inasmuch as our securities are subject to the penny stock rules, investors may find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If certain of our stockholders seek to sell substantial amounts of our common stock in the public market upon the expiration of any holding period under Rule 144, or expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could impair our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

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USE OF PROCEEDS

The selling security holder will receive all of the proceeds from the sale of the shares of our common stock offered for resale under this prospectus. We will not receive any proceeds from the resale of the shares by the selling security holder. We may receive proceeds from sales of shares of our common stock, if any, that we elect to sell to Alumni pursuant to the AMPA, as well as from the exercise of the Commitment Warrant, to the extent such warrant is exercised for cash. We cannot predict the number or value of any shares that we may sell to Alumni under the AMPA, or if, when, or in what amounts the Commitment Warrant may be exercised. The Commitment Warrant may expire unexercised or may be exercised on a cashless basis, in which event we would not receive any cash proceeds.

Proceeds we receive, if any, are expected to be used in the following order of priority:

(i)	funding our research & development program and the costs of seeking approval from the FDA and other regulatory agencies to sell our products in the U.S. and other markets;

(ii)	funding expenses associated with our commercialization strategy targeting the human surgical (if we receive FDA approval to sell to this market) and 510(k) markets;

(iii)	paying off short term liabilities; and

(iv)	for working capital and other general corporate purposes.

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DETERMINATION OF OFFERING PRICE

The selling security holder, Alumni, may, from time to time, sell any or all of its shares of our common stock on otcmarkets.com or any other stock exchange, market or trading facility on which the shares of our common stock are quoted or traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, at varying prices, or at negotiated prices. The selling security holder may sell some or all of the shares offered by this prospectus and may determine when and how to sell such shares.

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MARKET INFORMATION AND RELATED SHAREHOLDER MATTERS

The common shares of the Company are currently quoted on the OTCQB, under the stock symbol “UEEC”.

There is no established trading market for our common shares and there has been only limited trading activity to date. The following table sets forth the high and low sales price of the common stock on a quarterly basis for the periods presented, rounded to the nearest penny.

	High	Low
For Year Ended 2025
First Quarter	$0.28	$0.05
Second Quarter	$0.28	$0.09
Third Quarter	$0.11	$0.06
Fourth Quarter	$0.09	$0.04

For Year Ended 2024
First Quarter	$0.25	$0.18
Second Quarter	$0.21	$0.15
Third Quarter	$0.19	$0.11
Fourth Quarter	$0.15	$0.05

Holders

As of May 8, 2026, there were approximately 414 holders of record of the Company’s issued and outstanding shares of common stock.

Dividends

The Company has not paid any dividends to date, has not yet generated sufficient earnings to pay dividends, and currently does not intend to pay dividends for the foreseeable future.

Stock Issuances

The following table summarizes all sales and issuances by the Company of unregistered securities during the year ended December 31, 2025. The securities in the below-referenced transactions were (i) issued without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(a)(2), 4(a)(6) and/or 3(b) of the Securities Act and on Regulation D promulgated under the Securities Act, and in reliance on similar exemptions under applicable state laws as transactions not involving a public offering. No placement or underwriting fees were paid in connection with these transactions. All cash proceeds from the sale of securities were used for working capital and general corporate purposes.

Date of Sale	Title of Security	Number Sold	Consideration Received	Purchaser/Recipient
July 2025	Common Stock	600,000	$47,814 in cash	White Lion (1)
August 2025	Common Stock	200,000	$15,494 in cash	White Lion (1)

(1)	Issued by the Company to White Lion Capital, LLC pursuant to the terms of the Common Stock Purchase Agreement dated September 1, 2022, as amended June 20, 2024.

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General

Our authorized capital stock consists of (i) 300,000,000 shares of common stock, with a par value of $0.001 per share and (ii) 1,000,000 shares of Series A preferred stock with par value of $0.001.

As of May 8, 2026, there were 259,490,253 shares of common stock and no shares of Series A preferred stock issued and outstanding.

Common Stock

Each holder of common stock will be entitled to one vote for each share held of record by such holder with respect to all matters to be voted on or consented to by our stockholders, except as may otherwise be required by applicable Nevada law. The stockholders will not have pre-emptive rights under our Certificate of Incorporation to acquire additional shares of common stock or other securities. Our common stock will not be subject to redemption rights and will carry no subscription or conversion rights. In the event of liquidation of the Company, the stockholders will be entitled to share in corporate assets on a pro rata basis after the company satisfies all liabilities and after provision is made for each class of capital stock having preference over the common stock (if any). Subject to the laws of the State of Nevada, and the rights of the holders of any outstanding series of preferred stock (if any), the Board of Directors will determine, in their discretion, to declare dividends advisable and payable to the holders of outstanding shares of common stock.

Transfer Agent and Registrar

Pacific Stock Transfer Company is the registrar and transfer agent for our shares of common stock. Its address is 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119, United States; Telephone: (800) 785-7782.

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BUSINESS

Overview

The Company develops, manufactures, and markets a patented hemostatic gauze for the healthcare and wound care sectors. Our gauze product, CelluSTAT®, is derived from cotton and designed to absorb exudate/drainage from superficial wounds and help control bleeding. We are in the process of seeking regulatory approval to sell our hemostatic gauze product line into the U.S. Class III and European CE Mark human surgical markets.

Developments

FDA Updates

We are continuing on our path to seek FDA Premarket Approval (PMA) for our CelluSTAT Hemostatic Gauze products to implement our business strategy.

In March 2024, we submitted a full application for Premarket Approval to the FDA. The FDA responded in June 2024 with a “Deficiencies Letter” listing approximately 40 specific comments and requests for additional information covering the device description, sterility & shelf life, clinical & performance testing, and biocompatibility sections of the PMA application.

From September 23 through October 4, 2024, the FDA conducted a Bioresearch Monitoring Program (BIMO) Inspection of our records and procedures relating to our 2019 clinical study, following which the FDA delivered its Inspectional Observations on Form 483.

In October 2024, the Company and FDA conducted a virtual meeting to discuss the Deficiencies Letter and our follow-up questions. During the discussion, the Company noted the results of its 2019 clinical trial involving 232 patients (of whom 118 were treated with its hemostatic gauze) that showed statistically superior performance in time to hemostasis using CelluSTAT over Ethicon’s Surgicel Original, the standard of care. The study results also showed no evidence of heterogeneity of results across procedure categories, surgeons, or clinical sites, indicating both poolability and generalizability of study results. The Company also noted that none of the adverse events that occurred during the study were attributable to its hemostatic gauze product.

Notwithstanding the safety record from the original clinical study, the FDA requested more data to confirm the safety and effectiveness of CelluSTAT in surgical procedures in the intestinal and thoracic organ space, where the FDA was concerned that organ movement could impact the post-operative stability of a hemostat and where observation of post operative rebleeding is more difficult. To address this concern, we have proposed conducting a supplemental study, with patients undergoing open surgical procedures within the intestinal and thoracic organ space.

On October 25, 2024, we submitted our response to the FDA’s observations. On March 24, 2025, the FDA issued a Warning Letter that described five violations of applicable regulations that occurred during the planning and execution of the 2018-19 clinical study. These violations included: 1) failure to submit an IDE application to the FDA and failure to obtain FDA approval prior to beginning an investigation for which FDA’s approval is required, 2) failure to ensure proper monitoring of the investigation, 3) failure to monitor and ensure clinical investigators’ compliance with the study protocol and failure to terminate investigator’s participation in the study following non-compliance, 4) failure to immediately conduct an evaluation of any unanticipated adverse device effects and failure to report results of such an evaluation to the FDA and to the appropriate IRB, and 5) failure to maintain accurate, complete, and current device shipment and disposition records.

In response to the Warning Letter we conducted an analysis and investigation into root causes of these violations and developed Corrective and Preventative Actions (CAPAs) to address them, which we submitted to the FDA on April 14, 2025. In addition, we engaged an external monitor to review certain of the clinical data gathering during the clinical trial to report on the accuracy and reliability of the data, which we also submitted to the FDA in June and September 2025.

On December 10, 2025, the FDA issued a CAPA Assessment Letter that provided feedback on our response to the Warning Letter and our proposed CAPAs to address the violations that occurred during the 2019 study. In the letter, the FDA sought additional detail surrounding the Company’s 2018 correspondence with the WCG Institutional Review Board (IRB) regarding its approval of our clinical study, specifically relating to the FDA’s findings that the Company had modified certain FDA correspondence that it had presented to the IRB. In addition, FDA recommended that UHP conduct an audit of our processes, procedures and personnel (both internal and outside consultants) to ensure that the Company is able to ensure good clinical practices (GCP) when conducting a clinical study.

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On January 5, 2026 we submitted to the FDA revised CAPAs and a proposal to conduct the recommended GCP Audit, and on February 16, 2026 submitted a report on our investigation of the 2018 IRB communications and a proposal for a third party monitor of our communications with the FDA and any IRB going forward to ensure the accuracy and regulatory compliance in these communications. On March 4, 2026 we held a Submission Issue Request (“SIR”) videoconference with the FDA to confirm their approval of our proposed collaboration with an established hemostatic device company wherein this company could serve as substitute Sponsor in a new pivotal IDE study of our CelluSTAT product, which the FDA did approve. On March 6, 2026, the FDA communicated their approval of the external audit firm that we had proposed on February 16 to conduct a GCP Audit of our procedures, process and personnel. This audit is expected to be completed by the end of July, 2026.

The timing to resolve the FDA Warning Letter is uncertain and we may not proceed with the clinical study requested by the FDA until its resolution. However, we are in discussions with the FDA and with potential corporate partners regarding a collaboration that would allow a partner to serve as substitute Sponsor of a CelluSTAT study, with UHP having an exclusive Rights to Reference to the study data for inclusion in a future PMA application. This plan would allow the study to be conducted concurrently with our ongoing efforts to resolve the Warning Letter, including the above mentioned GCP Audit.

There can be no assurance that our planned PMA application will be approved.

Our CelluSTAT Gauze Products

CelluSTAT Hemostatic Gauze (formerly branded as HemoStyp) is a natural substance created from chemically treated cellulose derived from cotton. It is an effective hemostatic agent registered with the FDA for superficial use under a 510(k) approval obtained in 2012 to help control bleeding from open wounds and body cavities. The CelluSTAT hemostatic material contains no chemical additives, thrombin, collagen or animal-derived products, and is hypoallergenic. When the product comes in contact with blood it expands slightly and quickly converts to a translucent gel that subsequently breaks down into cellulose and salts. Because of its benign impact on body tissue and the fact that it degrades to non-toxic end products, CelluSTAT does not impede the healing of body tissue as compared to certain competing hemostatic products.

CelluSTAT hemostatic gauze is a flexible, silk-like material that is applied by placing the gauze onto the bleeding tissue. The supple material can be easily folded and manipulated as needed to fit the size of the wound or incision. In surface bleeding and surgical situations, the product quickly converts to a translucent gel that allows the physician or surgeon to monitor the coagulation process. The gel maintains a neutral pH level, which avoids damaging the surrounding tissue. In superficial bleeding situations, CelluSTAT can be bonded to an adhesive plastic bandage or integrated into a traditional gauze component to address a broad range of needs, including traumatic bleeding injuries and prolonged bleeding following hemodialysis.

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Potential Target Markets

Our CelluSTAT material is currently cut to several sizes and configurations. While we have paused our commercial activities to focus on our Class III PMA application, our potential customer base includes, without limitation, the following:

•	Hospitals and Surgery Centers for all Internal Surgical usage (in the event we obtain FDA Class III approval)
•	Hospitals, Clinics and Physicians for external trauma
•	EMS, Fire Departments and other First Responders
•	Military Medical Care Providers
•	Hemodialysis centers
•	Nursing Homes and Assisted Living Facilities
•	Dental and Oral & Maxillofacial Surgery Offices
•	Veterinary hospitals

Primary Strategy

Our CelluSTAT technology received an FDA 510(k) approval in 2012 for use in external or superficial bleeding situations and we believe there is an opportunity for CelluSTAT products to address unmet needs in several medical applications that represent attractive commercial opportunities. However, the Class III human surgical markets, both domestic and international, represent the most attractive market for our products due to the smaller number of competitors offering Class III approved hemostatic agents and the resulting premium pricing for products that can meet the demanding requirements of the human surgical environment. We believe that our extensive laboratory testing and our completed human trial indicate that the CelluSTAT technology could successfully compete against established Class III market participants, and could gain a significant market share. As described above, we are in the process of seeking FDA pre-market approval for our CelluSTAT product. There can be no assurance that an FDA PMA will be granted.

In anticipation of receiving a Class III PMA (which cannot be assured), we are evaluating paths to rapidly develop and grow our revenue and profits in all target market segments, with the objective of maximizing shareholder value. We do not intend to pursue the full commercialization of our products independently nor to remain an independent company in the long term. Options under consideration include (i) a sale or merger of the Company with an industry leader in the wound care and surgical device sectors, which may include a pre-sale collaboration on commercialization and distribution and (ii) one or more commercial partnerships with established market participants, without any specific, associated sale or merger transaction.

The Company has been contacted by several medical technology companies that are active in the surgical equipment and hemostatic products sectors, and who have expressed an interest in the Company’s products and business strategy. We continue to evaluate the potential commercial partnerships in anticipation of an FDA decision on our Class III PMA application. No assurances can be given that the Company will identify any commercialization candidate(s) or enter into a transaction.

Manufacturing and Packaging of our Products

The Company’s products will be manufactured to our specifications through a contract manufacturing arrangement with an FDA certified supplier that maintains stringent quality control protocols to assure the uniformity and quality of all of our gauze products. Information on the manufacturing process and our manufacturer’s facility has been submitted as part of our PMA submission. Our gauze products are cut to size, packaged and sterilized by service providers in the United States.

Patents and Trademarks

Our hemostatic gauze technology is protected through patents granted by the U.S. Patent and Trademark Office, which protection currently runs through 2029.

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The Company has registered trademarks and trademark applications for the following product formats:

•	BooBoo Strips
•	HEMOSTYP
•	The Ultimate Bandage
•	Hemostrip
•	CelluSTAT
•	Nik Fix

Competition

The wound care products market in the United States is concentrated among large and established companies such as Baxter International, Becton Dickinson & Company, Johnson & Johnson (Ethicon), Teleflex and 3M Company, each of which have greater capital and operational resources than we do. Our hemostatic gauze product will directly compete in the hemostat and wound care markets served by these companies. In these markets, competitive factors include product performance, price, breadth of product offerings, value-added service programs, service and delivery, credit terms, and customer support.

Government Regulation

We are subject to oversight by various federal and state governmental entities and we are subject to, and affected by, a variety of federal and state laws, regulations and policies generally applicable to the healthcare and medical device industries. See “Risk Factors - Risks Relating to Government Regulation - ‘We are subject to extensive regulation by the FDA and must comply with the regulations of the FDA (including after the potential receipt of an FDA PMA), as well as state, local and applicable international regulations. Failure to do so could harm our business’; ‘The healthcare industry is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages’; and ‘Failure to comply with laws or government regulations could result in penalties’”.

Environmental Matters

The Company may be subject to, or affected by, environmental legislation including, among others, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, Compensation and Liability Act (CERCLA or Superfund) and the Resource Conservation and Recovery Act. There may be laws and regulations that exist or that may come to pass that may also have an impact on the Company in ways that we cannot foresee. Compliance with the multitude of regulations issued by federal, state, provincial and local administrative agencies that may apply to the Company can be burdensome and costly. To date, the Company has not been impacted by these laws and regulations.

Research and Development Expenditures

In the years ending December 31, 2025 and 2024 we incurred research and development expenditures of $269,867 and $355,936, respectively.

Personnel

As of May 8, 2026, we have two Company personnel working under full-time consulting agreements and engage certain external consultants as needed on an hourly basis for regulatory and other areas of expertise.

Description of Property

The Company’s principal executive office is located at 520 Fellowship Road, Suite #D-406, Mt. Laurel, NJ 08054 comprised of approximately 1,800 square feet under a 36-month lease with a term ending in May 2026.

We have personnel in New Jersey and two other states working remotely.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus commencing on page F-1.

Executive Level Overview

UHP develops, manufactures, and markets CelluSTAT®, the Company’s patented hemostatic gauze designed to absorb exudate and help control bleeding from superficial wounds. Made from cotton, our gauze provides an effective solution for wound care and hemostasis in various healthcare settings.

The Company is actively working to expand our market reach by securing regulatory approvals for use in human surgical applications. It is in the process of seeking U.S. Class III approval from the Food and Drug Administration (FDA) and CE Mark certification in Europe. These approvals would allow the Company to introduce its hemostatic gauze product line into the surgical market, where the Company’s management believes it can make a meaningful impact on patient care.

See “Business - Developments” for a discussion about the Company’s efforts in seeking FDA Premarket Approval for its CelluSTAT product.

Results of Operations years ending December 31, 2025 and 2024

The following table sets forth a summary of certain key financial information for the years ended December 31, 2025 and 2024:

	2025	2024

Revenue	$-	$-

Gross profit	$-	$-

Operating (expenses)	$(2,255,474)	$(2,007,572)

Operating (loss)	$(2,255,474)	$(2,007,572)

Other income (expense)	$(413,874)	$5,839

Net (loss)	$(2,669,348)	$(2,001,733)

Basic and diluted	$(0.01)	$(0.01)

Year ended December 31, 2025 versus year ended December 31, 2024

During the year ended December 31, 2025 and 2024, the Company had $0 revenues, respectively. The Company did not generate any revenues in the current year due to the continued focus of the Company’s capital and resources towards obtaining a Class III PMA.

Operating Expenses

Total operating expenses for the year ended December 31, 2025 and 2024 were $2,255,474 and $2,007,572, respectively.

The increase in operating expenses was primarily due to an increase of $745,125 in stock-based compensation offset by a decrease of approximately $494,750 in professional expenses. The increase in stock-based compensation is due to the vesting of 4,725,000 RSUs and recording $1,120,125 as stock-based compensation. The decrease in professional expenses is due to the Company terminating services with certain consultants.

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Other income (expense)

Other income (expense) for the year ended December 31, 2025 and 2024 was $(413,874) and $5,839, respectively. The change in other income (expense) was due to an increase in a loss on fraud of $242,000, an increase in interest expense of $90,962 from the outstanding convertible notes and loan balances, an increase in gain on derivative liabilities of $28,334 and a decrease in gain on settlement of debt of $115,085 from a settlement of accounts payable in the same period of the prior year vs no similar settlement in the current period.

The net loss for the year ended December 31, 2025 was $2,669,348 as compared to a net loss of $2,001,733 for the prior year. The increase in the net loss is due to the Company having an increase in operating expenses of $247,902 and an increase in other expense of $419,713 during the year ended December 31, 2025, as explained above.

Liquidity and Capital Resources

As of December 31, 2025, the Company had a negative working capital of $3,837,757. The Company has not yet attained a level of operations, and for the foreseeable future will not achieve commercial operations, which will allow it to meet its current overhead expense obligations. The report of our independent registered public accounting firm on our 2025 and 2024 financial statements includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The Company generated no revenue during the years ended December 31, 2025 and 2024 due to focusing its capital and resources towards seeking a Class III PMA for its CelluSTAT hemostatic technology. There can be no assurance that adequate financing will continue to be available to the Company and, if available, on terms that are favorable to the Company. Our ability to continue as a going concern is also dependent on many events outside of our direct control, including, among other things, our ability to achieve our business goals and objectives.

As discussed in Note 6 of the financial statements, the Company entered into a common stock purchase agreement (“CSPA”) with White Lion, which gives the Company the right, but not the obligation, to require White Lion to purchase up to $10,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the CSPA. The Company has received approximately $3.3 million in proceeds from White Lion from the sale of shares under the CSPA which the Company used to pay for its operations and advance its Class III PMA application. White Lion’s commitment under the CSPA expired in October 2025. On December 16, 2025 we entered into an Any Markets Purchase Agreement (“AMPA”) with Alumni Capital, LP, which requires Alumni Capital to purchase up to $4,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the AMPA. The sale of additional equity or convertible debt securities would be dilutive to our shareholders.

Cash Flows

The Company’s cash on hand as of December 31, 2025 and 2024 was $65,249 and $168,883, respectively.

The following table summarizes selected items from our statements of cash flows for the years ended December 31, 2025 and 2024:

	2025	2024
Net cash used in operating activities	$(1,186,942)	$(1,194,716)
Net cash used in investing activities	-	-
Net cash provided by financing activities	1,083,308	1,268,179

Net increase (decrease) in cash and cash equivalents	$(103,634)	$73,463

Net Cash Provided by (Used in) Operating Activities

Net cash used in operating activities for the year ended December 31, 2025 was $1,186,942. The Company had a net loss of $2,669,348, amortization of right-of-use asset of $810, gain on derivative liabilities of $28,334, and an increase in prepaid and other current assets of $17,343 offset by stock for services and compensation of $1,120,125, amortization of debt discount $1,649, amortization expense of $4,050, an increase in accounts payable and accrued expenses of $224,878, an increase in accrued liabilities - related party of $86,924 and an increase in accrued compensation of $91,267.

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Net cash used in operating activities for the year ended December 31, 2024 was $1,194,716. The Company had a net loss of $2,001,733 and a gain on settlement of debt of $115,085 offset by amortization expense of $4,050, stock for services and compensation of $375,000, write-off of inventory of $33,598, amortization of right-of-use asset of $586, a decrease in prepaid and other current assets of $4, an increase in accrued liabilities - related party of $76,924, an increase in accrued compensation of $355,750 and an increase in accounts payable and accrued expenses of $76,190.

Net Cash Provided by (Used in) Investing Activities

The Company did not have any investing activities during the year ended December 31, 2025.

The Company did not have any investing activities during the year ended December 31, 2024.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities for the year ended December 31, 2025 was $1,083,308. This was due to the result of the Company receiving proceeds of $770,000 from convertible notes, receiving proceeds of $250,000 from notes payable - related party, receiving proceeds of $65,708 from the sale of common stock offset by making payments of $2,400, receiving advances from related party of $145,000 offset by repayment of advances from related party of $145,000.

Net cash provided by financing activities for the year ended December 31, 2024 was $1,268,179. This was due to the result of the Company receiving proceeds of $863,579 from the sale of common stock offset by making payments of $11,400, proceeds of $66,000 from the sale of units, $200,000 in proceeds from a convertible note payable, and $150,000 in proceeds from a promissory note payable.

Off-Balance Sheet Arrangements

As of December 31, 2025 and 2024, we had no off-balance sheet arrangements.

Related Parties

Information concerning related party transactions is included in the financial statements and related notes.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States (“GAAP”) requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses in the financial statements and accompanying notes. Critical accounting estimates are those estimates made in accordance with GAAP that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on the financial condition or results of operations of the Company. Based on this definition, we have the critical accounting estimates identified below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results which are found in Note 2 - Significant Accounting Policies of the accompanying financial statements. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation expense for employees and non-employees is measured at the grant date fair value. Stock-based compensation for all stock-based awards to employees and directors is recognized as an expense over the requisite service period, which is generally the vesting period.

Warrants

The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The warrants classified within equity are indexed to the Company’s common stock, provide for settlement in a fixed number of registered or unregistered shares for a fixed exercise price, and are freestanding equity instruments. Accordingly, they meet the criteria for equity classification under ASC 815-40 and are not subject to remeasurement in future periods. For warrants classified as equity instruments the Company applies the Black Scholes model and expenses the fair value as financing costs. For warrants classified as derivative financial instruments, the Company applies the Black Scholes model to value the warrants.

Recent Accounting Pronouncements

See Note 2, “Significant Accounting Policies”.

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BOARD OF DIRECTORS AND MANAGEMENT

Our directors and executive officers as of the filing date of this prospectus are as follows:

Name	Age	Position with Company

Brian Thom	60	Chief Executive Officer, Principal Financial Officer, and Director

Robert Denser	54	Director

Our directors hold office for one-year terms and serve until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the Board.

Directors and Executive Officers

Brian Thom was appointed as Chief Executive Officer effective December 1, 2020 and joined our Board as a Director on January 1, 2021. Mr. Thom has served as a consultant to the Company since April 2020 overseeing finance and business development activities and has served as external financial advisor to the Company since 2018. He brings over 20 years of corporate finance experience and a successful track record of helping fast growing companies across a broad range of industries to raise capital and create shareholder value. Over the course of his career he spent a decade with JPMorgan’s global Mergers and Acquisitions group and five years leading the Americas Corporate Finance group with Société Générale, a multi-national European investment bank, among other entrepreneurial pursuits.

Robert J. Denser has served as a Director of the Company since November 2014. Over the past 10 years, his main focus has been to assist federal and state agencies, first responders, EMS agencies and hospitals with their planning and procurement of the necessary medical equipment needed to be adequately prepared for any type of natural or man-made disaster. This includes working with the Medical Directors and their teams from the State of California and Los Angeles County with the development and fulfilment of a $60 million project that will give hospitals the caches of medical equipment needed to properly respond to the surge of patients that will result from a disaster. For the past five years, Mr. Denser has been a member of ETL Response, LLC and has been in the role of Director of Sales and Finance. In this role he coordinates all ETL projects as needed. ETL Response. Mr. Denser’s background experience also includes direct access to key decision makers within the VA hospital system, as well as federal and private disaster response agencies, like FEMA and the Red Cross, that are on the front lines of any disaster.

Directors’ and Officers’ Liability Insurance

We are maintaining directors’ and officers’ liability insurance against any liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, we may enter into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our certificate of incorporation and bylaws.

Corporate Governance

Our business, property and affairs are managed by, or under the direction of, our Board, in accordance with the General Corporation Law of the State of Nevada and our By-Laws. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer, by reviewing materials provided to them by management.

We continue to review our corporate governance policies and practices by comparing our policies and practices with those suggested by various groups or authorities active in evaluating or setting best practices for corporate governance of public companies. Based on this review, we have adopted, and will continue to adopt, changes that the Board believes are the appropriate corporate governance policies and practices for our Company. We have adopted changes and will continue to adopt changes, as appropriate, to comply with the Sarbanes-Oxley Act of 2002 and subsequent rule changes made by the SEC and any applicable securities exchange.

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Director Qualifications and Diversity

The Board seeks independent directors who represent a diversity of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded companies or shall have achieved a high level of distinction in their chosen fields. The Board is particularly interested in maintaining a mix that includes individuals who are active or retired executive officers and senior executives, particularly those with experience in the medical device and health care industries.

In evaluating Director candidates, our Board also looks for certain personal attributes, such as integrity, ability and willingness to apply sound and independent business judgment, comprehensive understanding of a director’s role in corporate governance, availability for meetings and consultation on Company matters, and the willingness to assume and carry out fiduciary responsibilities. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the full board for oversight. These risks include, without limitation, the following:

•	Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

•

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

•	Risks and exposures relating to corporate governance; and management and director succession planning.

•	Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

In accordance with the Company’s By-Laws, the Chairman of the Board presides at all meetings of the Board. Mr. Thom holds the position of Chief Executive Officer and currently is serving as Chairman [Pro Tem]. The Company has no fixed policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K of the Exchange Act. This Code of Ethics applies to our directors and senior officers, such as the principal executive officer, principal financial officer and persons performing similar functions. Our Code of Ethics is available on our website.

Committees

As of the date of this prospectus, the Board of Directors has no committees. Robert Denser may be deemed an independent director of the Company as that term is defined under Nasdaq Rule 5605(a)(2). Mr. Denser is not deemed to be a financial expert. The term “Financial Expert” is defined under the Sarbanes-Oxley Act of 2002, as amended, as a person who has the following attributes: an understanding of generally accepted accounting principles and financial statements; has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the company’s financial statements, or experience actively supervising one or more persons engaged in such activities; an understanding of internal controls and procedures for financial reporting; and an understanding of audit committee functions.

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Insider Trading Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of its securities by directors, officers and employees, or the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. Such policies and procedures are available on our website.

Family Relationships

None.

Communications with the Board of Directors

Stockholders may communicate with the Company’s Board of Directors by sending a letter to United Health Products, Inc., 520 Fellowship Road, Suite #D-406 Mt. Laurel, New Jersey 08054, Attention: Board of Directors. The Company will receive the correspondence and forward it to the Chairman or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening or illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Chairman of the Board has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

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EXECUTIVE COMPENSATION

The following table sets forth the overall compensation earned over the fiscal years ended December 31, 2025 and 2024 by (1) each person who served as the principal executive officer of the Company during fiscal year 2025; (2) our most highly compensated (up to a maximum of two) executive officers as of December 31, 2025 with compensation during fiscal year ended 2025 of $100,000 or more; and (3) those individuals, if any, who would have otherwise been included in clause (2) above but for the fact that they were not serving as an executive officer as of December 31, 2025.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)(3)	Total ($)

Brian Thom	2025	$198,000	$-0-	$-0-	$-0-	$-0-	$-0-	$198,000
Chief Executive Officer	2024	$198,000	$-0-	$-0-	$-0-	$-0-	$-0-	$198,000

Kristofer Heaton	2025	$74,250	$-0-	$-0-	$-0-	$-0-	$-0-	$74,250
Former Principal Financial Officer (4)	2024	$165,000	$-0-	$-0-	$-0-	$-0-	$-0-	$165,000

_____________

(1)

FASB ASC Topic 718 requires the company to determine the overall full grant date fair value of the restricted stock awards and options as of the date of grant based upon the Black-Scholes method of valuation which total amounts are set forth in the table above under the year of grant, and to then expense that value over the service period over which the restricted stock awards and options become vested. As a general rule, for time-in-service-based restricted stock awards and options, the company will immediately expense any restricted stock awards and option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the restricted stock awards and options. For a description FASB ASC Topic 718 and the assumptions used in determining the value of the restricted stock awards and options under the Black-Scholes model of valuation, see the notes to the financial statements beginning on page F-1.

(2)

Includes all other compensation not reported in the preceding columns, including (i) perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000; (ii) any “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes; (iii) discounts from market price with respect to securities purchased from the company except to the extent available generally to all security holders or to all salaried employees; (iv) any amounts paid or accrued in connection with any termination (including without limitation through retirement, resignation, severance or constructive termination, including change of responsibilities) or change in control; (v) contributions to vested and unvested defined contribution plans; (vi) any insurance premiums paid by, or on behalf of, the company relating to life insurance for the benefit of the named executive officer; and (vii) any dividends or other earnings paid on stock or option awards that are not factored into the grant date fair value required to be reported in a preceding column.

(3)	Includes compensation for service as a director described under Director Compensation, below.

(4)

Mr. Heaton resigned from the positions of Vice President of Finance and Principal Financial Officer of United Health Products effective on June 12, 2025, citing consideration of personal and professional factors.

For a description of the material terms of each named executive officers’ compensation arrangements, including the terms of any contract, agreement, plan or other arrangement that provides for any payment to a named executive officer in connection with his or her resignation, retirement or other termination, or a change in control of the company see section below entitled “Compensation Arrangements.”

No outstanding common share purchase option or other equity-based award granted to or held by any named executive officer were repriced or otherwise materially modified, including extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined, nor was there any waiver or modification of any specified performance target, goal or condition to payout, other than as described below.

Compensation Agreements

Mr. Thom is being compensated at the monthly rate of $16,500, pursuant to services agreements entered with him.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Brian Thom,	-	-	$-	-	13,225,000	$0.43
CEO

_____________

(1)	Market value is based on the stock price on the day the Restricted Stock Unit agreement or amendment was entered into.

Disclosure of Policies and Practices Related to the Grant of Equity Awards Close in Time to the Release of Material Non-public Information.

The Company does not have any adopted policies and practices on the timing of equity incentive awards or grants in relation to the disclosure of material non-public information by the Company. The Company does not have a predetermined schedule as to if or when the Company’s Board of Directors grants or awards equity incentives to the Company’s executive officers, employees or members of the Board of Directors. The Board of Directors takes material non-public information into account when determining the timing and terms of awards and grants, and whether any disclosure of material non-public information is timed for the purpose of affecting the value of executive compensation, and will, in these instances, delay the grant of awards if material news is expected to be made public based on discussions with management.

The Company, during the last completed fiscal year, did not award options or other equity incentives to a named executive officer in the period beginning four business days before the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material non-public information, and ending one business day after the filing or furnishing of such report.

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DIRECTOR COMPENSATION

The following table sets forth certain information concerning the compensation paid to our directors (not named as an executive officer) for services rendered to us during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) (2)	Option Awards	Total
Robert Denser	$-	$-	$-	$-

(1)

FASB ASC Topic 718 requires the company to determine the overall full grant date fair value of the restricted stock awards and options as of the date of grant based upon the Black-Scholes method of valuation which total amounts are set forth in the table above under the year of grant, and to then expense that value over the service period over which the restricted stock awards and options become vested. As a general rule, for time-in-service-based restricted stock awards and options, the company will immediately expense any restricted stock awards and option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the restricted stock awards and options. For a description FASB ASC Topic 718 and the assumptions used in determining the value of the restricted stock awards and options under the Black-Scholes model of valuation, see the notes to the financial statements beginning on page F-1.

(2)

During the year ended December 31, 2022, the Board of Directors approved an RSU Agreement to grant 1,000,000 RSU’s to Mr. Denser which vest according to certain performance conditions as discussed in the financial statements. The grant date fair value of the RSU’s granted assuming all performance conditions are met would be $430,000.

Cash Fees and Options

Currently the Company has no audit, compensation, corporate governance, nominating or other committee of the Board of Directors. No cash fees have been paid to board members for serving on the board.

Travel Expenses

All directors are entitled to be reimbursed for their reasonable out-of-pocket expenses associated with attending director and shareholder meetings in person.

Review of Risks Arising from Compensation Policies and Practices

We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on the Company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Convertible notes payable

As of December 31, 2025 and 2024, convertible notes payable - related parties (net of debt discount) totaled $500,000 and $500,000, respectively.

During the year ended December 31, 2022, Brian Thom, the Company’s Chief Executive Officer, converted $372,000 of a loan payable balance to a convertible note payable. The unpaid accrued interest on the loan payable was transferred to the convertible note payable. The note had an interest rate of 10%, an original issue discount (“OID”) of 7% and had a maturity date of December 31, 2023. The note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $28,000 of a debt discount related to the OID. As of December 31, 2025 and December 31, 2024, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $209,447 and $139,334 as of December 31, 2025 and 2024, respectively.

During the year ended December 31, 2022, Robert Denser, a Director of the Company, loaned the Company $93,000 through a convertible note. The note had an interest rate of 10%, an OID of 7% and had a maturity date of December 31, 2023. The note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $7,000 of a debt discount related to the OID. As of December 31, 2025 and December 31, 2024, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $46,126 and $29,315 as of December 31, 2025 and 2024, respectively.

On December 15, 2023, the Company entered into amendments on the above convertible notes, which extended the maturity dates to December 31, 2024 and increased the interest rate from 10% to 13%, effective January 1, 2024. On December 20, 2024, the Company entered into amendments on the above convertible notes, which extended the maturity dates to December 31, 2026.

Interest expense - related party on the above convertible notes payable was $86,924 (including $0 of debt discount amortization related to the OID) and $76,924 (including $21,669 of debt discount amortization) during the year ended December 31, 2025 and 2024, respectively. Accrued interest - related party due to these convertible notes was $255,573 and $168,649, as of December 31, 2025 and 2024, respectively.

Note payable - related parties

During the year ended December 31, 2025, the Company’s Chief Executive Officer (CEO) advanced the Company $250,000 to secure a private investment, which is unsecured and non-interest bearing. This note payable was to be repaid from the proceeds of the private investment. In the event that the private investment or similar investment is not completed within 120 days of the execution of this note payable, then the CEO may, at his discretion, demand that the Company commit to apply not less than 25% of the net proceeds of any external capital raising activity (including but not limited to equity placements under any Equity Line of Credit then in effect) towards the repayment of the note payable until it is repaid in full. Any unpaid amounts under this note payable shall be due and payable upon the closing of a sale of all, or substantially, all of the assets of the Company. In addition, any amounts under this note payable unpaid on the seventh (7th) anniversary shall be due and payable one hundred twenty (120) days following demand for payment. As of December 31, 2025, the remaining principal balance due was $250,000.

Loans payable/advances

During the year ended December 31, 2025, the Company’s Chief Executive Officer advanced the Company $145,000 to pay for operating expenses, which is unsecured, non-interest bearing and due on demand. During the nine months ended September 30, 2025 the Company repaid $145,000 of the advance resulting in a $0 advance balance recorded in accrued liabilities -related parties on the balance sheet as of December 31, 2025.

Director Independence

Management has deemed Robert Denser to be an independent director of the Company as that term is defined under Nasdaq Rule 5605(a)(2).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

As of May 8, 2026, the Company had 259,490,253 shares of Common Stock outstanding. The only persons of record who presently hold or are known to own (or believed by the Company to own) beneficially more than 5% of the outstanding shares of such class of stock are listed below. The following table also sets forth certain information as to holdings of the Company’s Common Stock of all officers and directors individually, and all officers and directors as a group.

Name and Address of Beneficial Owner (1)	Number of Common Shares	Percentage
Officers and Directors
Brian Thom	1,054,671	*
Robert Denser	1,550,000	*
All directors and officers as a group (three persons)	2,604,671	1.0%
Stockholders
Wendy Beplate Irrevocable Grantor Trust (Trust) (2)	18,000,000	6.9%

___________

*	Represents less than 1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, all of such shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person or entity, which are exercisable within sixty (60) days from the date hereof, have been exercised or converted as the case may be, but not for the purposes of determining the number of outstanding shares held by any other named beneficial owner. All addresses for officers and directors are c/o United Health Products, Inc., 520 Fellowship Road, Suite D-406, Mt. Laurel, NJ 08054.

(2)

Based on the Schedule 13D filed by the Wendy Beplate Irrevocable Grantor Trust (the “Wendy Beplate Trust”) with the SEC on December 12, 2024, the Wendy Beplate Trust has a Special Independent Trustee who exercises the sole voting and dipositive control over the Company Common Stock held in the Wendy Beplate Trust. The address of the Wendy Beplate Trust is c/o Suzanna Kolb, 5600 Spalding Drive, Unit 920085, Norcross, Georgia 30010-0085.

Stock Bonuses

The Company paid no stock bonuses during the fiscal years ending December 31, 2025 and 2024.

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SELLING SECURITY HOLDER

This prospectus covers the possible resale from time to time by the selling security holder identified in the table below, of up to an aggregate of 25,669,288 shares of our common stock, which is comprised of: (i) 15,000,000 shares of common stock that we may sell and issue to Alumni from time to time pursuant to the AMPA; (ii) the 3,484,321 shares of our common stock issuable upon the exercise of the Commitment Warrant; and (iii) 7,184,967 shares of common stock issuable upon the conversion of the Convertible Note. Alumni is also sometimes referred to in this prospectus as the selling security holder.

With respect to the shares issuable pursuant to the AMPA, the selling security holder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may also be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The below table sets forth certain information with respect to the selling security holder, including (a) the shares of our common stock beneficially owned by the selling security holder prior to this offering, (b) the number of shares of our common stock being offered by the selling security holder pursuant to this prospectus, and (c) the selling security holder’s beneficial ownership of our common stock after completion of this offering, assuming that all of the shares of common stock covered by this prospectus (but none of the other shares, if any, held by the selling security holder) is sold to third parties in this offering.

The table is based on information supplied to us by the selling security holder. Beneficial and percentage ownership is determined in accordance with the rules and regulations of the SEC, which is based on voting or investment power with respect to such shares, and this information does not necessarily indicate beneficial ownership for any other purpose. In accordance with SEC rules, in computing the number of shares beneficially owned by a selling security holder, shares of common stock subject to derivative securities held by that selling security holder that are currently exercisable or convertible, or that will be exercisable or convertible within 60 days after May 8, 2026, are deemed outstanding for purposes of such selling security holder, but not for any other selling security holder. The selling security holders’ percentage ownership in the table below is based on 258,690,253 shares of our common stock outstanding as of May 8, 2026.

The selling security holder may sell all, some or none of their shares of common stock covered by this prospectus. We do not know the number of such shares, if any, that will be offered for sale or otherwise disposed of by the selling security holder. Furthermore, since the date on which we filed this prospectus, the selling security holder may have sold, transferred or disposed of shares of common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

Selling Security Holder	Number of Shares Beneficially Owned Before Offering(2)	Number of Shares Being Offered (3)	Maximum Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (%)
Alumni Capital, LP (1)	3,484,321	25,669,288	0	0

(1)

The business address of Alumni Capital LP is 601 Brickell Key Dr. Suite 700, Miami, Fl 33131. The general partner of Alumni Capital LP is Alumni Capital GP LLC. Ashkan Mapar is the manager of Alumni Capital GP LLC and as such has voting and disposition control over the shares.

(2)

Such shares of common stock are issuable upon exercise of the Commitment Warrant. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Alumni may be required to purchase under the AMPA, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the AMPA, the satisfaction of which are entirely outside of Alumni’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(3)

Consists of 15,000,000 shares of common stock that we may sell and issue to Alumni, from time to time, pursuant to AMPA; 3,484,321 shares of the Company’s common stock issuable upon exercise the Commitment Warrant; 7,184,967 shares of common stock issuable upon the conversion of the Convertible Note.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock that are issuable to the selling security holder to permit the resale of these shares of common stock by the selling security holder from time to time after the date of this prospectus. The registered common stock may be sold or distributed from time to time by the selling security holder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market price prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

The selling security holder may use any one or more of the following methods when selling securities:

•	ordinary broker’s transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	any combination of the foregoing; or

•	any method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The selling security holder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The selling security holder, may use an unaffiliated broker-dealer to effectuate some or all sales, if any, of the common stock that it may purchase from us. These sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling security holder and/or purchasers of our Common Stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor the selling security holder can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between the selling security holder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling security holder and any other required information.

We will pay a portion of the expenses incident to the registration, offering, and sale of the shares to Alumni.

38

Alumni has represented to us that at no time prior to the date of the AMPA and Securities Purchase Agreement has Alumni or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock, which establishes a net short position with respect to our common stock. Alumni has agreed that during the term of the AMPA, neither Alumni Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the selling security holder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the securities may be deemed “underwriters” within the meaning of the Securities Act in connection with such sales. Any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because the selling security holder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by the selling security holder.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

39

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation and our bylaws. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents. The summary below is also qualified by applicable provisions of Nevada law.

Common Stock

We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of May 8, 2026, we had 259,490,253 shares of common stock issued and outstanding and approximately 414 common stockholders of record.

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, out of funds that we may legally use to pay dividends, subject to any preferential dividend rights of any outstanding series of preferred stock or series of preferred stock that we may designate and issue in the future. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Commitment Warrant

In connection with our entry into the AMPA, we issued to Alumni the Commitment Warrant. The Commitment Warrant entitles Alumni to purchase up to 3,484,321 shares of our common stock at an initial exercise price of $0.07462 per share, subject to adjustment as provided therein. The Commitment Warrant is exercisable at any time on or after December 16, 2025 and will expire at 5:00 p.m. (New York City time) on December 16, 2030.

The Commitment Warrant may be exercised for cash. The Commitment Warrant also provides that, if at any time after the six-month anniversary of the date of the AMPA there is no effective registration statement registering, or no current prospectus available for, the resale of the shares issuable upon exercise of the Commitment Warrant, the holder may elect to exercise the Commitment Warrant, in whole or in part, on a cashless basis, in which case the holder would receive a reduced number of shares based on the then-current market price of our common stock and the exercise price of the Commitment Warrant.

The Commitment Warrant contains customary anti-dilution and adjustment provisions, including adjustments in the event of stock dividends, stock splits, stock combinations, reclassifications and similar events. The Commitment Warrant is subject to a beneficial ownership limitation that prohibits the holder from exercising the Commitment Warrant to the extent that, after giving effect to such exercise, the holder would beneficially own more than 9.99% of our outstanding shares of common stock. The holder may increase or decrease this beneficial ownership limitation upon 61 days’ prior notice to the Company, provided that in no event may the beneficial ownership limitation exceed 9.99%.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock. Our Board of Directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series. Our Board of Directors has designated 1,000,000 shares of the authorized preferred stock as Series A Convertible Preferred Stock. As of the date of this prospectus, no shares of our preferred stock were outstanding.

Trading Market

Our Company is currently quoted on the OTCQB, under the stock symbol “UEEC”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. Its address is 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119, United States; Telephone: (800) 785-7782.

40

CERTAIN PROVISIONS OF NEVADA LAW AND OF THE COMPANY’S CERTIFICATE OF

INCORPORATION AND BYLAWS

United Health Products, Inc. is incorporated under the laws of the State of Nevada and is generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (a) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (b) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation adopt the statutory standard for exculpation of our officers and directors from individual liability for their acts or omissions as an officer or director.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (a) is not liable pursuant to NRS 78.138, or (b) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Generally, indemnification under Section 78.7502 is discretionary and may be made by the corporation only as authorized in each specific case upon a determination that the indemnification is proper under the circumstances. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Section 78.751 of the NRS requires a Nevada company to indemnify its officers and directors to the extent such person is successful on the merits or otherwise in defense of (a) any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or (b) any claim, issue or matter therein, against expenses incurred by them in defending the action, including attorney’s fees. Unless restricted by the articles of incorporation, the bylaws, or agreement, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws, or agreement may require the corporation to pay such expenses upon receipt of such an undertaking.

Indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. The foregoing notwithstanding, indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses upon undertaking as provided in 78.751(2), may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification is provided.

41

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation and bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our articles of incorporation and bylaws also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

LEGAL MATTERS

The validity of the shares being offered under this prospectus by us will be passed upon for us by Ruskin Moscou Faltischek, P.C., Uniondale, New York.

EXPERTS

The financial statements of United Health Products, Inc. as of December 31, 2025 and 2024, and for each of the two years in the period ended as of December 31, 2025, included in this prospectus, have been audited by Mac Accounting Group & CPAs, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov.

We also maintain a website at www.unitedhealthproductsinc.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 520 Fellowship Road, Suite #D-406, Mt. Laurel, NJ; telephone number (475) 755-1005.

42

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by referenced is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on April 15, 2026;

•

The description of our Common Stock contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on April 1, 2022, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus but prior to the termination of the offering under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Information in such future filings updates and supplements the information provided in this prospectus. Any statement in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to:

United Health Products, Inc.

Attn: Investor Relations

520 Fellowship Road, Suite #D-406

Mt. Laurel, NJ 08054

Phone: (475) 755-1005

43

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

United Health Products, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of United Health Products, Inc. as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ deficiency, and cash flows for each of the years in the period ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of United Health Products, Inc. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to United Health Products, Inc. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. United Health Products, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments.

The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Sufficient Authorized Shares

In determining if the Company has sufficient authorized and unissued shares of common stock to issue for its share-based contracts, there was significant analysis completed by the auditor, including a detailed analysis and interpretation of accounting literature.

In order to perform this analysis, we reviewed management’s analysis and performed a significant amount of research to gain comfort in the conclusions reached (see the “Per Share Information” section of Note 2).

Complex Debt Transactions

During the year under audit, the Company entered into an Any Market Purchase Agreement (“AMPA”). In consideration for the investor’s execution and performance under the AMPA, the Company issued a Purchase Warrant (“the Warrant”) to purchase up to 3,484,321 shares of the Company’s common stock (see Note 6). The terms of the Warrant require the Warrant to be accounted for as a liability. Calculations and accounting for the AMPA and Warrant require management’s judgments related to initial and subsequent recognition of the AMPA and related Warrant, use of a valuation model, and determination of appropriate inputs used in the selected valuation model.

In order to audit the accounting for the AMPA and purchase warrant, we evaluated management’s analysis of the transaction, performed a significant amount of research and analysis, confirmed key terms of the agreements directly with the investor, and performed an independent assessment of the appropriate valuation model for derivatives, performing independent calculations based on the model and comparing the Company’s results to a reasonable range as determined during the audit.

/s/ Mac Accounting Group & CPAs, LLP

We have served as United Health Products, Inc.’s auditor since 2019.

Midvale, Utah

April 15, 2026

F-2

    UNITED HEALTH PRODUCTS, INC.

BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
Current Assets
Cash and cash equivalents	$65,249	$168,883
Prepaid and other current assets	40,143	22,800
Total current assets	105,392	191,683

Deferred offering costs	169,582	-
Operating lease right-of-use asset	14,574	47,096
Security deposit	2,850	2,850
Patents, net	24,300	28,350

TOTAL ASSETS	$316,698	$269,979

Current Liabilities
Accounts payable and accrued expenses	$1,052,255	$830,672
Accrued liabilities - related parties	255,573	168,649
Accrued compensation	699,767	608,500
Operating lease liability - current	15,157	33,331
Convertible notes payable – related party, net of debt discount	500,000	-
Convertible notes payable, net of debt discount	1,279,149	-
Derivative liabilities	141,248	-
Total current liabilities	3,943,149	1,641,152

Convertible notes payable, net of debt discount	-	557,500
Notes payable – related party	250,000	-
Convertible notes payable – related party, net of debt discount	-	500,000
Operating lease liability – long-term	-	15,158
TOTAL LIABILITIES	4,193,149	2,713,810

Commitments and Contingencies	-	-

Stockholders’ Deficit
Series A Convertible Preferred Stock - $0.001 par value, 1,000,000 shares Authorized and 0 shares issued and outstanding	-	-
Common Stock - $0.001 par value, 300,000,000 shares Authorized, 258,690,253 and 252,408,222 shares issued and outstanding at December 31, 2025 and December 31, 2024	258,690	252,408
Additional Paid-In Capital	77,235,150	76,004,704
Accumulated Deficit	(81,370,291)	(78,700,943)
Total Stockholders’ Deficit	(3,876,451)	(2,443,831)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$316,698	$269,979

See notes to financial statements.

F-3

UNITED HEALTH PRODUCTS, INC

STATEMENTS OF OPERATIONS

	2025	2024

Revenues	$-	$-

Operating Costs and Expenses
Selling, general and administrative expenses	1,985,607	1,651,636
Research and development expenses	269,867	355,936
Total Operating Expenses	2,255,474	2,007,572

Loss from Operations	(2,255,474)	(2,007,572)

Other income (expenses)
Interest expense	(113,284)	(32,322)
Interest expense – related party	(86,924)	(76,924)
Gain (loss) on derivative liabilities	28,334	-
Fraud loss	(242,000)	-
Gain (loss) on settlement of debt	-	115,085
Total Other Income (Expense)	(413,874)	5,839

Income tax expense	-	-

Net Loss	$(2,669,348)	$(2,001,733)

Net Loss per common share:
Basic and diluted	$(0.01)	$(0.01)

Weighted average number of shares outstanding	256,981,335	248,173,249

See notes to financial statements.

F-4

UNITED HEALTH PRODUCTS, INC

STATEMENT OF STOCKHOLDERS’ DEFICIENCY

For the Years Ended December 31, 2025 and 2024

			Additional
	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2023	244,783,222	$244,783	$74,740,201	$(76,699,210)	$(1,714,226)

Sale of common stock, net of $11,400 of offering costs	5,300,000	5,300	846,879	-	852,179

Sale of units for cash	825,000	825	65,175	-	66,000

Vesting of restricted stock units	1,500,000	1,500	373,500	-	375,000

Amortization of deferred offering costs	-	-	(21,051)	-	(21,051)

Net Loss	-	-	-	(2,001,733)	(2,001,733)

Balance at December 31, 2024	252,408,222	252,408	76,004,704	(78,700,943)	(2,443,831)

Sale of common stock, net of $2,400 of offering costs	800,000	800	62,508	-	63,308

Common stock issued for conversion of note payable	757,031	757	52,538	-	53,295

Vesting of restricted stock units	4,725,000	4,725	1,115,400	-	1,120,125

Net Loss	-	-	-	(2,669,348)	(2,669,348)

Balance at December 31, 2025	258,690,253	$258,690	$77,235,150	$(81,370,291)	$(3,876,451)

See notes to financial statements.

F-5

  UNITED HEALTH PRODUCTS, INC

STATEMENTS OF CASH FLOWS

	2025	2024

Cash Flows from Operating Activities:
Net Loss	$(2,669,348)	$(2,001,733)
Adjustments to Reconcile Net Loss to Net Cash Used in Operating Activities:
Stock for services and compensation	1,120,125	375,000
Write-off of inventory	-	33,598
(Gain) loss on settlement of debt	-	(115,085)
Amortization of right-of-use asset	(810)	586
(Gain) loss on derivative liabilities	(28,334)	-
Amortization of debt discount	1,649	-
Amortization expense	4,050	4,050

Changes in assets and liabilities:
Inventory	-	-
Prepaid and other current assets	(17,343)	4
Accounts payable and accrued expenses	224,878	76,190
Accrued compensation	91,267	355,750
Accrued liabilities – related party	86,924	76,924
Net Cash Used For Operating Activities	(1,186,942)	(1,194,716)

Cash Flows from Investing Activities:
Net Cash Used For Investing Activities	-	-

Cash Flows from Financing Activities:
Advance from related party	145,000	-
Repayments of advance from related party	(145,000)	-
Proceeds from note payable – related party	250,000	-
Proceeds from promissory note payable	-	150,000
Proceeds from convertible notes payable	770,000	200,000
Payment of offering costs	(2,400)	(11,400)
Proceeds from sale of common stock	65,708	863,579
Proceeds from sale of units	-	66,000
Net Cash Provided By Financing Activities	1,083,308	1,268,179

Increase (decrease) in Cash and Cash Equivalents	(103,634)	73,463
Cash and Cash Equivalents - Beginning of period	168,883	95,420

CASH AND CASH EQUIVALENTS - END OF PERIOD	$65,249	$168,883

Supplemental cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Schedule of Non-Cash Financing Activities:
Common stock issued for conversion of convertible note and accrued interest	$53,295	$-
Amortization of deferred offering costs	$-	$21,051
Transfer of promissory note payable to convertible note	$-	$150,000
Deferred offering asset and derivative liability associated with warrants	$169,582	$-
OID on convertible note	$39,267	$-

See notes to financial statements.

F-6

UNITED HEALTH PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

Note 1. Description of the Business

The Company develops, manufactures, and markets a patented hemostatic gauze for the healthcare and wound care sectors. Our gauze product, CelluSTAT® (formerly branded as HemoStyp), is derived from cotton and designed to absorb exudate/drainage from superficial wounds and help control bleeding. We are in the process of seeking regulatory approval to sell our hemostatic gauze product line into the U.S. Class III human surgical markets.

Note 2. Significant Accounting Policies

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred recurring net losses, negative working capital and operations have not provided cash flows. Additionally, the Company does not currently have sufficient revenue producing operations to cover its operating expenses and meet its current obligations. In view of these factors, there is substantial doubt about the Company’s ability to continue as a going concern. The Company intends to finance its future development activities and its working capital needs largely from the sale of public equity securities with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital and other business requirements. The financial statements of the Company do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The Company prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reported period. Changes in the economic environment, financial markets, as well as in the healthcare industry, and any other parameters used in determining these estimates, could cause actual results to differ.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

F-7

Fair Value Measurements

Accounting principles generally accepted in the United States define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices included in Level 1. We value assets and liabilities included in this level using dealer and broker quotations, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of the Company’s derivative liabilities as of December 31, 2025 and 2024:

	Fair value measurements on a recurring basis
	Level 1	Level 2	Level 3
As of December 31, 2025:
Liabilities
Derivative liabilities	$-	$-	$141,248

As of December 31, 2024:
Liabilities
Derivative liabilities	$-	$-	$-

Warrants: The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. The warrants classified within equity are indexed to the Company’s common stock, provide for settlement in a fixed number of registered or unregistered shares for a fixed exercise price, and are freestanding equity instruments. Accordingly, they meet the criteria for equity classification under ASC 815-40 and are not subject to remeasurement in future periods. For warrants classified as equity instruments, the Company applies the Black Scholes model and expenses the fair value as financing costs. For warrants classified as derivative financial instruments, the Company applies the Black Scholes model to value the warrants.

Income Taxes

The Company accounts for income taxes using a method that requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax bases and financial reporting bases of the Company’s assets and liabilities which is commonly known as the asset and liability method. In assessing the ability to realize deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are recorded as an expense in the applicable year. The Company does not have a liability for any unrecognized tax benefits. Management’s evaluation of uncertain tax positions may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof, with due consideration given to the fact that tax periods are open to examination by tax authorities.

As of December 31, 2025 and 2024, the Company has approximately $27 million and $25.2 million of net operating loss carry-forwards, respectively, available to affect future taxable income and has established a valuation allowance equal to the tax benefit of the net operating loss carry forwards and temporary differences as realization of the asset is not assured.

F-8

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the sale of its CelluSTAT product by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

The Company receives orders for its CelluSTAT products directly from its customers. Revenues are recognized based on the agreed upon sales or transaction price with the customer when control of the promised goods are transferred to the customer. The transfer of goods to the customer and satisfaction of the Company’s performance obligation will occur either at the time when products are shipped or when the products arrive and are received by the customer depending on the shipping terms. No discounts are offered by the Company as part of payment terms. The Company does not provide an estimate for returns as there is no anticipation for any returns in the normal course of business.

Trade Accounts Receivable and Concentration Risk

The Company records accounts receivable at the invoiced amount and does not charge interest. The Company reviews the accounts receivable by amounts due from customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, the Company makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations. The Company will also maintain a sales allowance to reserve for potential credits issued to customers. The Company will determine the amount of the reserve based on historical credits issued.

There was no provision for doubtful accounts recorded at December 31, 2025 and 2024. The Company recorded $0 in bad debt expense for the years ended December 31, 2025 and 2024.

Inventory

Inventory is valued at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Inventory on the balance sheet consists of raw materials purchased by the Company and finished goods.

	December 31, 2025	December 31, 2024
Raw materials	$-	$-
Finished goods	-	-

During the years ended December 31, 2025 and 2024, the Company determined that $0 and $33,598 of inventory needed to be impaired and written-off, respectively.

F-9

Patents

Patents are stated on the balance sheet at cost. Costs, such as filing fees with patent granting agencies and legal fees directly relating to those filings, incurred to file patent applications were capitalized when the Company believed that there was a high likelihood that the patent would be issued and there would be future economic benefit associated with the patent. These costs were amortized from the date of the patent application on a straight-line basis over the estimated useful life of 10 years. All costs associated with any abandoned patent applications are expensed.

Accumulated amortization as of December 31, 2025 and December 31, 2024 was $16,200 and $12,150, respectively. Amortization expense for the years ended December 31, 2025 and 2024 was $4,050 and $4,050, respectively.

Future Amortization Expense

Year	Amount
2026	$4,050
2027	4,050
2028	4,050
2029	4,050
Thereafter	8,100
$24,300

Impairment of Long-lived Assets

The Company applies the provisions of ASC 360, Property, Plant and Equipment, where applicable to all long-lived assets. ASC 360 addresses accounting and reporting for impairment and disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal.

When equipment is sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. During the years ended December 31, 2025 and 2024 the Company determined no impairment was required.

Deferred Offering Costs

Deferred offering costs represent specific incremental costs directly attributable to the offering of securities. The deferred offering costs are recorded as an offset to additional paid-in capital or derivative liabilities and charged against proceeds received based on expected proceeds. The Company had $169,582 and $0 deferred offering costs as of December 31, 2025 and 2024, respectively.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The Company incurred $123,024 and $111,824 in advertising and marketing costs during the years ended December 31, 2025 and 2024, respectively.

Shipping and Handling Costs

The Company includes shipping and handling cost as part of cost of goods sold.

Research and Development

The Company charges research and development costs to expenses when incurred. The Company incurred $269,867 and $355,936 in research and development expenses during the years ended December 31, 2025 and 2024, respectively.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, Compensation-Stock Compensation. Stock-based compensation expense for employees and non-employees is measured at the grant date fair value. Stock-based compensation for all stock-based awards to employees and directors is recognized as an expense over the requisite service period, which is generally the vesting period.

F-10

Per Share Information

Basic earnings per share are calculated using the weighted average number of common shares outstanding for the period presented. Diluted earnings per share is computed using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. The dilutive effect of potential common shares is not reflected in diluted earnings per share because the Company incurred a net loss for the years ended December 31, 2025 and 2024 and the effect of including these potential common shares in the net loss per share calculations would be anti-dilutive.

The total potential common shares included 40,315,000 of restricted stock units (RSU), 10,732,577 shares for convertible notes payable – related parties, accounted for as stock settled debt, 23,613,654 shares for convertible notes payable, accounted for as stock settled debt, and 3,896,821 shares for warrants. The total potential common shares as of December 31, 2024 include 46,165,000 of restricted stock units, 9,197,376 shares for convertible notes payable – related parties, accounted for as stock settled debt, 10,678,412 shares for convertible notes payable, accounted for as stock settled debt, and 412,500 shares for warrants.

The Company has elected to sequence its freestanding equity instruments based on inception date in reverse chronological order to determine the sufficiency of authorized shares available for issuance. As of December 31, 2025, the Company determined that there are sufficient authorized shares for issuance as our restricted stock units are not likely to vest prior to December 31, 2026, due to the various performance conditions within the restricted stock unit agreements.

Segment Reporting

United Health Products, Inc. operates as a single operating segment, focusing on the development and commercialization of medical devices, particularly its patented hemostatic gauze, CelluSTAT™.

The accounting policies of the operating segment are the same as those described in the summary of significant accounting policies. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer. The CODM assesses performance for the segment and decides how to allocate resources based on net income (loss) that is reported on the income statement. The measure of segment assets is reported on the balance sheet as total assets.

As the Company did not generate revenues in the current period, the CODM assessed Company performance through the achievement of target identification goals. In addition to the Company’s Statement of Operations, the CODM regularly develops and maintains budgeted and forecasted expense information which is used to determine the Company’s liquidity needs and cash allocation.

Leases

The Company follows the provisions of ASC 842, and records right-of-use (“ROU”) assets and lease obligations for its operating leases, which are initially recognized based on the discounted future lease payments over the term of the lease. If the rate implicit in the Company’s leases is not readily determinable, the Company’s applicable incremental borrowing rate is used in calculating the present value of the sum of the lease payments.

The lease term is defined as the non-cancelable period of the lease plus any options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option. The Company has elected not to recognize ROU asset and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less.

New and Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands the requirements for income tax disclosures in order to provide greater transparency. The amendments are effective for fiscal years beginning after December 15, 2024.  The Company adopted the ASU for the fiscal year ended December 31, 2025. The amendments only impact disclosures and are not expected to have an impact on the Company’s financial condition and results of operations.

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires incremental disclosures about specific expense categories, including but not limited to, purchases of inventory, employee compensation, depreciation, amortization and selling expenses. The amendments are effective for fiscal years beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted and the amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures. The amendments only impact disclosures and are not expected to have an impact on the Company’s financial condition and results of operations.

The Company considers all new pronouncements and management has determined that there have been no recently adopted or issued accounting standards that had or will have a material impact on its financial statements.

F-11

Note 3. Related Party Transactions

Convertible notes payable - related parties

As of December 31, 2025 and 2024, convertible notes payable – related parties (net of debt discount) totaled $500,000 and $500,000, respectively.

During the year ended December 31, 2022, Brian Thom, the Company’s Chief Executive Officer, converted $372,000 of a loan payable balance to a convertible note payable. The unpaid accrued interest on the loan payable was transferred to the convertible note payable. The note had an interest rate of 10%, an original issue discount (“OID”) of 7% and had a maturity date of December 31, 2023. At the option of the holder, the note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $28,000 of a debt discount related to the OID. As of December 31, 2025 and December 31, 2024, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $209,447 and $139,334 as of December 31, 2025 and 2024, respectively.

During the year ended December 31, 2022, Robert Denser, a Director of the Company, loaned the Company $93,000 through a convertible note. The note had an interest rate of 10%, an OID of 7% and had a maturity date of December 31, 2023. At the option of the holder, the note is convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $7,000 of a debt discount related to the OID. As of December 31, 2025 and December 31, 2024, the remaining unamortized debt discount was $0 and $0, respectively. Accrued interest associated with the note was $46,126 and $29,315 as of December 31, 2025 and 2024, respectively.

On December 15, 2023, the Company entered into amendments on the above convertible notes, which extended the maturity date to December 31, 2024 and increased the interest rate from 10% to 13%, effective January 1, 2024. On December 20, 2024, the Company entered into amendments on the above convertible notes, which extended the maturity date to December 31, 2026.

Interest expense – related party on the above convertible notes payable was $86,924 (including $0 of debt discount amortization related to the OID) and $76,924 (including $0 of debt discount amortization) during the year ended December 31, 2025 and 2024, respectively. Accrued interest – related party due to these convertible notes was $255,573 and $168,649, as of December 31, 2025 and 2024, respectively.

Note payable – related parties

During the year ended December 31, 2025, the Company’s Chief Executive Officer (CEO) advanced the Company $250,000 to secure a private investment, which is unsecured and non-interest bearing. This note payable was to be repaid from the proceeds of a private investment. In the event that the private investment or similar investment is not completed within 120 days of the execution of this note payable, then the CEO may, at his discretion, demand that the Company commit to apply not less than 25% of the net proceeds of any external capital raising activity (including but not limited to equity placements under any Equity Line of Credit then in effect) towards the repayment of the note payable until it is repaid in full. Any unpaid amounts under this note payable shall be due and payable upon the closing of a sale of all, or substantially, all of the assets of the Company. In addition, any amounts under this note payable unpaid on the seventh (7th) anniversary shall be due and payable one hundred twenty (120) days following demand for payment. As of December 31, 2025, the remaining principal balance due was $250,000.

The following represents the future aggregate maturities as of December 31, 2025 of the Company’s Note payable – related party:

Amount
2026	$-
2027	-
2028	-
2029	-
2030	-
Thereafter	250,000
Total	$250,000

Loans payable/advances - related parties

During the year ended December 31, 2025, the Company’s Chief Executive Officer advanced the Company $145,000 to pay for operating expenses, which was unsecured, non-interest bearing and due on demand. During the year ended December 31, 2025 the Company repaid $145,000 of the advance resulting in a $0 advance balance recorded in accrued liabilities –related parties on the balance sheet as of December 31, 2025.

F-12

Note 4. Promissory Note Payable

On August 5, 2024, the Company entered into a $150,000 promissory note with a third-party lender, which was non-interest bearing and had a maturity date of 60 days. On October 28, 2024, the Company entered into an amendment to this promissory note, which extended the maturity date to 120 days. On December 16, 2024, the Company rolled the $150,000 promissory note into a convertible note agreement with this third-party lender (see Note 5). As of December 31, 2024, there was $0 principal balance on the promissory note.

Note 5. Convertible Notes

During the year ended December 31, 2022, the Company issued a $100,000 convertible note and a $107,500 convertible note and received total proceeds of $192,975. The notes had an interest rate of 10%, an OID of 7% and had a maturity date of December 31, 2023. At the option of the holder, the notes are convertible into common stock of the Company at $0.35 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.35 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $14,525 of a debt discount related to the OID. As of December 31, 2025 and December 31, 2024, the remaining unamortized debt discount was $0 and $0, respectively.

On December 15, 2023, the Company entered into amendments on the above convertible notes, which extended the maturity dates to December 31, 2024 and increased the interest rates from 10% to 13%, effective January 1, 2024. On December 20, 2024, the Company entered into amendments to the aforementioned convertible notes, which extended the maturity dates to December 31, 2026.

During the year ended December 31, 2024, the Company issued a $350,000 convertible note and received total proceeds of $200,000. The remaining $150,000 was rolled from a promissory note with this third-party lender (see Note 4). The note has an interest rate of 13% and a maturity date of December 31, 2026. At the option of the holder, the note is convertible into common stock of the Company at $0.05 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.05 per share, the conversion price shall be reduced to equal such lower issue price per share.

On October 7, 2025, the Company entered into a $100,000 convertible promissory note with a third-party lender, which carried an interest rate of 13% and had a maturity date of 60 days. At the option of the holder, the note is convertible into common stock of the at a conversion price of $0.085 per share. In the event the Company issues any shares of common stock before the maturity date at a priced that is lower than $0.085 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company entered into subsequent amendments to this promissory note, which extended the maturity date to July 31, 2026.

During the year ended December 31, 2025, the Company issued $420,000 of convertible notes. The notes have an interest rate of 13% and a maturity of December 31, 2026. At the option of the holder, the notes are convertible into common stock of the Company between $0.12 and $0.085 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.12 and $0.085 per share, the conversion price shall be reduced to equal such lower issue price per share. During the year ended December 31, 2025, $50,000 of these convertible notes and $3,295 of accrued interest was converted into shares of the Company’s common stock (see Note 6).

During the year ended December 31, 2025, the Company issued a $289,267 convertible note and received total proceeds of $250,000. The notes had an interest rate of 15%, an OID of 14% and a maturity date of December 31, 2026. The notes are convertible into common stock of the Company at $0.06 per share. In the event the Company issues any shares of common stock before the maturity date at a price that is lower than $0.06 per share, the conversion price shall be reduced to equal such lower issue price per share. The Company recorded $39,267 of a debt discount related to the OID. As of December 31, 2025, the remaining unamortized debt discount was $37,618.

Interest expense on the above convertible notes payable was $113,284 (including $1,649 of debt discount amortization related to the OID) and $32,322 (including $0 of debt discount amortization related to the OID) during the year ended December 31, 2025 and 2024, respectively. Accrued interest as of December 31, 2025 and December 31, 2024 was $167,411 and $59,071, respectively, and has been recorded in accounts payable and accrued expenses on the balance sheet.

               The Company treats the above convertible notes as stock settled debt in accordance with ASC 480, “Distinguishing Liabilities from Equity” and measures the fair value of the notes at the time of issuance. As the fair value of the notes was not materially different than their face value, no discount was recorded. The conversion features are not considered freestanding equity instruments.

F-13

Note 6. Common Stock

Share issuances 2024

During the year ended December 31, 2024, the Company had the following common stock transactions:

• 5,300,000 shares of common stock were sold for $852,179, net of legal and administrative fees of $11,400, under the Company’s common stock purchase agreement with White Lion.
•

825,000 units were sold for $66,000. A unit consists of 1 share of common stock and ½ of a warrant and the Company issued 825,000 shares of common stock and 412,500 warrants related to the sale of the units. The Company used the relative fair method in valuing the common stock and warrants included in the sale of the units. The common stock and warrants were valued at $60,010 and $5,990, respectively.

Share issuances 2025

During the year ended December 31, 2025, the Company had the following common stock transactions:

•	800,000 shares of common stock were sold for $63,308, net of legal and administrative fees of $2,400, under the Company’s common stock purchase agreement with White Lion.
•	757,031 shares of common stock were issued due to the conversion of convertible notes payable and accrued interest of $53,295.

White Lion Common Stock Purchase Agreement (CSPA)

On June 20, 2024, the Company and White Lion amended the CSPA (the “Second Amendment”) to provide that the purchase price to be paid by White Lion for shares of the Company’s common stock pursuant to the CSPA equals the lower of: (i) 93% of the volume-weighted average price of the Company’s common stock during a period of five consecutive trading days following the Company’s exercise of its right to sell shares (or 95% of that volume-weighted average price if the Company’s common stock is trading on a national exchange), or (ii) the closing price of the common stock on the day the Company exercises its right to sell shares, subject to a floor price of $0.25 per share. The Second Amendment further provides that if the Company issues a share price purchase notice at a time that the Company’s common stock is trading below the floor price and White Lion waives the floor price condition, the purchase price to be paid by White Lion for such shares shall equal 90% multiplied by the lower of the (i) three lowest volume-weighted average price of the Company’s common stock during a period of five consecutive trading days following the Company’s exercise of its right to sell shares, or (ii) most recent closing price of the Company’s common stock prior to White Lion’s receipt of a share price purchase notice.

On June 26, 2024, the Company filed a registration statement on Form S-1 to register for resale an additional 15,000,000 common shares related to CSPA. The Company’s S-1 registration statement was declared effective by the SEC on July 29, 2024. White Lion’s commitment obligation under the CSPA expired in October 2025.

Alumni Any Market Purchase Agreement

On December 16, 2025, the Company entered into an Any Market Purchase Agreement (“AMPA”) with Alumni Capital, LP (“Alumni”). Pursuant to the AMPA, the Company had the right, but not the obligation, to require Alumni to purchase up to $4,000,000 of the Company’s common stock, subject to certain limitations and conditions set forth in the AMPA. The Company was required to register the resale of the shares issuable to Alumni under the AMPA with the SEC as a condition to requesting that Alumni purchase shares. On January 15, 2026, the Company filed a registration statement on Form S-1 to register for resale up to 25,669,288 common shares, which included shares issuable to Alumni upon exercise of commitment warrants and upon conversion of convertible notes purchased by Alumni under a separate agreement (see Note 5). The Company’s S-1 registration statement was declared effective by the SEC on January 30, 2026. As of April 15, 2026 the Company has not issued any shares to Alumni under the AMPA.

F-14

Restricted Stock Units

As of December 31, 2025 and December 31, 2024, the Company has 40,315,000 and 46,165,000 restricted stock units (RSU) outstanding, respectively. The RSU’s are subject to certain conditions and shall vest upon the achievement of certain Company objectives and milestones (referred to in the RSU Agreements as Covered Transactions or Triggering Events).

During the year ended December 31, 2024, the Company terminated the services of one of its consultants who had an RSU agreement in place. Per the RSU agreement, all of the unvested RSU’s held by the consultant vested immediately upon termination of services. This resulted in 1,500,000 RSU’s vesting and $375,000 of stock-based compensation being recorded which was the fair value of the shares on the original grant date of the RSU agreement.

 During the year ended December 31, 2025, the Company terminated the services of one of its consultants who had an RSU agreement in place. Per the RSU agreement, all of the unvested RSU’s owed to the consultant vested immediately upon termination of services. This resulted in 975,000 RSU’s vesting and $692,250 of stock-based compensation being recorded, which was the fair value of the shares on the original grant date of the RSU agreement.

During the year ended December 31, 2025, the Board of Directors approved an amendment to a consultant’s RSU agreement. The amendment resulted in 3,750,000 of RSU’s vesting during the current period and the remaining 2,750,000 vesting upon the achievement of certain Company objectives and milestones. Per ASC 718-20-35, the change in vesting conditions resulted in a modification of the stock-based compensation awards. The modification is considered a Type III modification as described in ASC 718-20-55 and resulted in recording $427,875 of stock-based compensation expense which was the fair value of the shares on the date of the modification.

 During the year ended December 31, 2025, an officer of the Company resigned from his position. This officer had an RSU agreement in place. Per the RSU agreement, all of the unvested RSU’s owed to the officer cancelled immediately upon resignation. This resulted in the cancelation of 1,125,000 RSU’s and $0 stock-based compensation being recorded.

Management is unable to predict if or when a Covered Transaction or Triggering Event under the RSU Agreements governing the restricted stock units will occur and as of December 31, 2025, there was $18,834,405 of unrecognized compensation cost related to unvested restricted stock unit awards.

Activity related to our restricted stock units during the year ended December 31, 2024 was as follows:

	Number of Units	Weighted Average Grant Date Fair Value
Total awards outstanding at December 31, 2023	47,665,000	$0.54
Units granted	-	$-
Units Exercised/Released	(1,500,000)	$0.25
Units Cancelled/Forfeited	-	$-
Total awards outstanding at December 31, 2024	46,165,000	$0.55

Activity related to our restricted stock units during the year ended December 31, 2025 was as follows:

		Weighted
		Average
		Grant
	Number of	Date Fair
	Units	Value
Total awards outstanding at December 31, 2024	46,165,000	$0.55
Units granted	-	$-
Units Exercised/Released	(4,725,000)	$0.24
Units Cancelled/Forfeited	(1,125,000)	$0.99
Total awards outstanding at December 31, 2025	40,315,000	$0.52

F-15

Warrants

During the year ended December 31, 2024, the Company issued 412,500 warrants related to the sale of 825,000 units. The Company valued the common stock and warrants issued in the sale of the units using the relative fair value method. The warrants have a value of $5,990 and was recorded in additional paid-in capital.

During the year ended December 31, 2025, the Company issued 3,484,321 commitment warrants. The Company valued the commitment warrants using the Black Scholes model. The warrants were initially valued at $169,582 and recorded as a derivative liability.

The Company analyzed the 2025 commitment warrants under ASC 480 Distinguishing Liabilities from Equity and ASC 815 Derivatives and Hedging and concluded that they meet the definition of a liability under ASC 480-10-25. Upon the occurrence of a qualifying Fundamental Transaction, the holder may require the Company to settle the warrant for cash. This feature represents a potential obligation to transfer assets upon an event that is not solely within the Company’s control and therefore constitutes an obligation that is economically equivalent to a written put on the Company’s own equity. The fair value of the derivative liability associated with the commitment warrants is summarized as follows:

Initial grant date valuation (December 16, 2025)	$169,582
Change in fair value	(28,334)
Balance at December 31, 2025	$141,248

 Activity related to our warrants during the year ended December 31, 2024 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Total warrants outstanding at December 31, 2023	-	$-
Granted	412,500	$0.14
Exercised	-	$-
Cancelled/Forfeited	-	$-
Total warrants outstanding at December 31, 2024	412,500	$0.14

Activity related to our warrants during the year ended December 31, 2025 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Total warrants outstanding at December 31, 2024	412,500	$0.14
Granted	3,484,321	$0.07
Exercised	-	$-
Cancelled/Forfeited	-	$-
Total warrants outstanding at December 31, 2025	3,896,821	$0.08

F-16

The fair value of each warrant on the date of grant is estimated using the Black-Scholes valuation model. The following weighted-average assumptions were used for the warrants granted during the year ended December 31, 2024:

Year Ended
December 31,
2024
Exercise price	$0.14
Expected term	1 year
Expected average volatility	90.88%
Expected dividend yield	-
Risk-free interest rate	4.17%

The fair value of each warrant on the date of grant and as of each reporting date is estimated using the Black-Scholes valuation model. The following weighted-average assumptions were used for the warrants granted during the year ended December 31, 2025:

	Grant Date December 16, 2025	December 31, 2025
Exercise price	$0.07	$0.07
Expected term	5 years	5 years
Expected average volatility	104.67%	104.69%
Expected dividend yield	-	-
Risk-free interest rate	3.73%	3.73%

The following table summarizes information relating to outstanding and exercisable warrants as of December 31, 2025:

Warrants Outstanding			Warrants Exercisable
	Weighted Average
Number Warrants	Remaining Contractual	Weighted Average	Number	Weighted Average
	life (in years)	Exercise Price	of Shares	Exercise Price
412,500	1.00	$0.14	412,500	$0.14
3,484,321	4.96	$0.07	3,484,321	$0.07

Aggregate intrinsic value is the sum of the amounts by which the quoted market price of the Company’s stock exceeded the exercise price of the warrants at December 31, 2025. As of December 31, 2025, the aggregate intrinsic value of warrants outstanding was approximately $0.

F-17

Note 7. Income Tax

The Company accounts for income taxes under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740, Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company did not take any uncertain tax positions and had no adjustments to its income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the years ended December 31, 2025 and 2024. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. No such interest or penalties were recognized during the period presented. The Company had no accruals for interest and penalties at December 31, 2025 or 2024.

The Company’s federal income tax returns for the years ended December 31, 2022 through December 31, 2025 remain subject to examination by the Internal Revenue Service as of December 31, 2025.

During 2025 and 2024, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved.

F-18

Net deferred tax assets consist of the following components as of December 31, 2025 and 2024:

	2025	2024
Deferred tax assets:
Net operating loss carryover	$5,617,500	$5,310,500
Accrued related party payroll	24,000	37,500
Valuation allowance	(5,641,500)	(5,348,000)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S federal income tax rate (21%) for the years ended December 31, 2025 and 2024 due to the following:

	2025	2024
Book income	$(560,600)	$(420,400)
Related party accrued payroll	24,000	37,500
(Gain) Loss on debt settlement	-	(24,200)
Stock for services and compensation	235,200	78,800
Interest amortization	300	-
Inventory write-off	-	7,100
Other income	(6,000)	-
Valuation allowance	307,100	321,200
Income tax expense	$-	$-

As of December 31, 2025 and 2024, the Company has taxable net loss carryovers of approximately $27 million and $25.2 million, respectively that may be offset against future taxable income.

Note 8. Other Income

During the year ended December 31, 2024, the Company entered into a settlement agreement with one of its vendors related to outstanding invoices. The Company paid $55,532 to the vendor related to outstanding invoices of approximately $171,000 resulting in a gain on settlement of $115,085. The gain of $115,085 was recorded as other income in the statement of operations.

During the year ended December 31, 2025, the Company paid $242,000 to a private investment firm and fell victim to online fraud resulting in the theft of $242,000 which is recorded as a loss on fraud. The loss of $242,000 was recorded as other income in the statement of operations. As part of the same scheme, the Company incurred approximately $8,000 of fees and transaction expenses which were recorded as operating expenses in the statement of operations.

During the year ended December 31, 2025, the Company recognized a gain in the change in the fair market value of the derivative liability of $28,334. The gain was recorded as other income in the statement of operations.

Note 9. Leases

In May 2023, the Company entered into 36-month operating lease, which provides for approximately 1,800 square feet of office space, that commenced on June 1, 2023 and ends on May 31, 2026. The lease required a $2,850 security deposit and monthly lease payments are $2,850 the first year of the lease, $2,964 the second year and $3,082 the third year. The Company or landlord may terminate the lease at the expiration date by giving to the other party written notice at least ninety (90) days prior to the expiration date. The lease may be renewed for a term of one (1) year.

F-19

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. On the commencement date of the lease, the Company recorded $92,425 related to the ROU asset and lease liability.

The components of lease expense and supplemental cash flow information related to the lease for the period are as follows:

	Year Ended December 31, 2025	Year Ended December 31, 2024
Lease Cost
Operating lease cost (included in general and administrative in the Company’s statement of operations)	$36,382	$35,584

Other Information
Cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2025 and 2024	$37,078	$34,998
Weighted average remaining lease term – operating leases (in years)	0.41 years	1.41 years
Average discount rate – operating lease	10%	10%

The supplemental balance sheet information related to leases for the period is as follows:

	At December 31, 2025	At December 31, 2024
Operating leases
Remaining right-of-use assets	$14,574	$47,096

Short-term operating lease liabilities	$15,157	$33,331
Long-term operating lease liabilities	$-	$15,158
Total operating lease liabilities	$15,157	$48,489

Maturities of the Company’s undiscounted lease liabilities are as follows:

Year Ending	Operating Leases
2026	$15,410
Total lease payments	15,410
Less: Imputed interest/present value discount	(253)
Present value of lease liabilities	$15,157

Note 10. Subsequent Events

The Company has evaluated events from December 31, 2025, through the date whereupon the financial statements were issued and has determined that there are no material events that need to be disclosed.

The Company has evaluated the events from December 31, 2025 through the date whereupon the financial statements were issued and notes the following subsequent event: On April 13, 2026 the Company issued a promissory note for a principal amount of $70,000. The note carries an interest rate of 15% and matures on July 31, 2026.

F-20

UNITED HEALTH PRODUCTS, INC.

25,669,288 Shares of Common Stock for Resale by the Selling Security Holder

PROSPECTUS

, 2026

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. None of these costs or expenses will be borne by the selling security holder. All amounts shown are estimates except for the Securities and Exchange Commission, or “SEC,” registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$208.40
Legal fees and expenses	20,000	*
Accounting fees and expenses	2,500	*
Miscellaneous expenses	500	*
Total	$23,208.40	*

*	Estimated, as permitted under Item 511 of Regulation S-K.

Item 14. Indemnification of Directors and Officers.

United Health Products, Inc. is incorporated under the laws of the State of Nevada and is generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS. Our articles of incorporation and bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. Our articles of incorporation and bylaws also provide that we may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions by us since January 15, 2023, involving the unregistered issuance and redemption of our common equity securities. We issued all of the securities listed below in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended as a transaction by an issuer not involving any public offering:

In or around January of 2023, the Company issued 937,500 shares of Company common stock to officers and consultants in satisfaction of $187,500 of accrued liabilities.

In or around January of 2023, the Company sold 1,135,000 shares of Company common stock to White Lion as consideration for $249,399 in connection with the CSPA.

In or around February of 2023, the Company sold 1,000,000 shares of Company common stock to White Lion as consideration for $202,733 in connection with the CSPA.

In or around March of 2023, the Company sold 800,000 shares of Company common stock to White Lion as consideration for $144,890 in connection with the CSPA.

In or around March of 2023, the Company issued 1,850,000 shares of Company common stock to Philip Forman as settlement of $462,500 in connection with litigation.

In or around April of 2023, the Company issued 979,688 shares of Company common stock to officers and consultants in satisfaction of $156,750 of accrued liabilities.

II-1

In or around April of 2023, the Company sold 450,000 shares of Company common stock to White Lion as consideration for $86,524 in connection with the CSPA.

In or around May of 2023, the Company sold 800,000 shares of Company common stock to White Lion as consideration for $139,797 in connection with the CSPA.

In or around June of 2023, the Company sold 2,300,000 shares of Company common stock to White Lion as consideration for $589,506 in connection with the CSPA.

In or around August of 2023, the Company sold 500,000 shares of Company common stock to White Lion as consideration for $123,035 in connection with the CSPA.

In or around September of 2023, the Company sold 530,000 shares of Company common stock to White Lion as consideration for $124,358 in connection with the CSPA.

In or around October of 2023, the Company sold 480,000 shares of Company common stock to White Lion as consideration for $112,334 in connection with the CSPA.

In or around November of 2023, the Company sold 650,000 shares of Company common stock to White Lion as consideration for $156,501 in connection with the CSPA.

In or around December of 2023, the Company sold 1,500,000 shares of Company common stock to White Lion as consideration for $329,046 in connection with the CSPA.

In or around January of 2024, the Company sold 600,000 shares of Company common stock to White Lion as consideration for $122,627 in connection with the CSPA.

In or around February of 2024, the Company sold 850,000 shares of Company common stock to White Lion as consideration for $164,973 in connection with the CSPA.

In or around March of 2024, the Company sold 600,000 shares of Company common stock to White Lion as consideration for $103,625 in connection with the CSPA.

In or around April of 2024, the Company sold 1,100,000 shares of Company common stock to White Lion as consideration for $183,082 in connection with the CSPA.

In or around May of 2024, the Company sold 150,000 shares of Company common stock to White Lion as consideration for $22,031 in connection with the CSPA.

In or around June of 2024, the Company sold 150,000 shares of Company common stock to White Lion as consideration for $20,476 in connection with the CSPA.

In or around August of 2024, the Company sold 500,000 shares of Company common stock to White Lion as consideration for $71,616 in connection with the CSPA.

In or around September of 2024, the Company sold 900,000 shares of Company common stock to White Lion as consideration for $123,210 in connection with the CSPA.

In or around October of 2024, the Company sold 450,000 shares of Company common stock to White Lion as consideration for $40,539 in connection with the CSPA.

On December 2, 2024, the Company sold 700,000 units (consisting of shares of common stock and warrants) to an accredited investor as consideration for $56,000.

On December 3, 2024, the Company sold 125,000 units (consisting of shares of common stock and warrants) to an accredited investor as consideration for $10,000.

II-2

In or around June of 2025, the Company sold 200,000 shares of Company common stock to White Lion as consideration for $16,570 in connection with the CSPA.

In or around July of 2025, the Company sold 200,000 shares of Company common stock to White Lion as consideration for $17,774 in connection with the CSPA.

In or around July of 2025, the Company sold 200,000 shares of Company common stock to White Lion as consideration for $13,470 in connection with the CSPA.

In or around August of 2025, the Company sold 200,000 shares of Company common stock to White Lion as consideration for $15,494 in connection with the CSPA.

On December 16, 2025, the Company issued to Alumni a Convertible Note in the original principal amount of $289,267, pursuant to the Securities Purchase Agreement. The Company received net proceeds of $250,000 in connection with the issuance of the Convertible Note.

On December 16, 2025, in connection with the Company’s entry into the AMPA, the Company issued to Alumni a Commitment Warrant to purchase up to 3,484,321 shares of the Company’s common stock at an initial exercise price of $0.07462 per share, subject to adjustment, for a term of five (5) years.

On April 29, 2026, the Company sold 800,000 shares of Company common stock to Alumni as consideration for $44,676 in connection with the AMPA.

II-3

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The documents set forth below are filed herewith or incorporated by reference to the location indicated.

3.1	Articles of Incorporation of the Company dated February 28, 1997 (1)

3.2	Amendment to Articles of Incorporation (1)

3.3	By-laws of the Company (2)

3.4	August 2015 Amendment to Articles of Incorporation (3)

4.1	Convertible Promissory Note, dated December 16, 2025, by and between Company and Alumni Capital LP (11)

4.2	Form of Common Stock Purchase Warrant, dated December 16, 2025 (11)

5.1+	Opinion of Ruskin Moscou Faltischek PC

10.1	Services Agreement with Brian Thom (4)

10.2	Restricted Stock Unit Agreement - Brian Thom (4)

10.3	Amendment to Restricted Stock Unit Agreement - Brian Thom (6)

10.4	Restricted Stock Unit Agreement - Robert Denser (6)

10.5	Stock Purchase Agreement dated September 1, 2022 between the Company and White Lion Capital LLC (7)

10.6	Amendment to Stock Purchase Agreement dated January 25, 2023 (8)

10.7	Amendment No. 2 to Common Stock Purchase Agreement (9)

10.8	Securities Purchase Agreement, dated December 16, 2025, by and between the Company and Alumni Capital LP (11)

10.9	Registration Rights Agreement, dated December 16, 2025, by and between Company and Alumni Capital LP (11)

10.10	Any Market Purchase Agreement, dated December 16, 2025, by and between Company and Alumni Capital LP(11)

21	Subsidiaries of the Registrant - none

23.1*	Consent of MAC Accounting Group, LLP

23.2+	Consent of Ruskin Moscou Faltischek PC (included in Exhibit 5.1)

24.1+	Power of Attorney (included on signature page)

99.1	2019 Employee Benefit and Consulting Services Compensation Plan (10)

107.1+	Filing Fee Table

II-4

101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

___________

*	Filed herewith.
+	Previously filed.

(1)	Incorporated by reference to Form 10-Q for the quarter ended September 30, 2014.

(2)	Incorporated by reference to Form 10-Q for the quarter ended June 30, 2022.

(3)	Incorporated by reference to Form 8-K dated August 7, 2015 - date of earliest event filed on August 10, 2015.

(4)	Incorporated by reference to the Form 8-K dated December 2, 2020

(5)	Incorporated by reference to the Form 8-K dated January 11, 2021

(6)	Incorporated by reference to the Form 8-K dated June 23, 2022

(7)	Incorporated by reference to the Form 8-K dated September 1, 2022

(8)	Incorporated by reference to the Form 10-K for the year ended December 31, 2022

(9)	Incorporated by reference to the Form 8-K dated June 25, 2024

(10)	Incorporated by reference to Form S-8 dated November 1, 2019

(11)	Incorporated by reference to the Form 8-K dated December 22, 2025

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; and

(ii) No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Mount Laurel, New Jersey on the 11th day of May, 2026.

United Health Products, Inc.

By:	/s/ Brian Thom
Brian Thom
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Brian Thom	Chief Executive Officer and Director	May 11, 2026
Brian Thom	(Principal Executive Officer and Principal Finance and Accounting Officer)

*	Director	May 11, 2026
Robert Denser

*By:	/s/ Brian Thom
Brian Thom Attorney-In-Fact

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